Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Amphenol Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF 2019 ANNUAL MEETING and PROXY STATEMENT

CORPORATION

AMPHENOL CORPORATION 358 HALL AVENUE WALLINGFORD, CONNECTICUT 06492

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE

11:00 a.m., Wednesday, May 22, 2019

PLACE

Amphenol Corporation
World Headquarters
Conference Center
358 Hall Avenue
Wallingford, CT 06492
(203) 265-8900

AGENDA

1.
To elect nine directors as named for terms indicated in the proxy statement.

2.
To ratify the selection of Deloitte & Touche LLP as independent accountants.

3.
To conduct an advisory vote on compensation of named executive officers.

4.
To vote on the stockholder proposals set forth in the proxy statement, if properly presented at the Annual Meeting.

5.
To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

By Order of the Board of Directors
Lance E. D'Amico
Senior Vice President, Secretary and General Counsel

April 17, 2019

—IMPORTANT—
PLEASE COMPLETE, DATE, SIGN AND RETURN
THE ACCOMPANYING PROXY WHETHER OR
NOT YOU PLAN TO ATTEND THE MEETING

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 22, 2019: The Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2018 are available at www.edocumentview.com/APH.

i

2019 Proxy Summary

        This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement and the 2018 Amphenol Annual Report to Stockholders carefully before voting.

Annual Meeting of Stockholders

• Time and Date	11:00 a.m., Wednesday, May 22, 2019
• Place	Amphenol Corporation World Headquarters, Conference Center 358 Hall Avenue Wallingford, CT 06492
• Record Date	March 25, 2019
• Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and for each of the other proposals to be voted on.

Meeting Agenda and Voting Matters

		Board Vote Recommendation	Page References (for more detail)
Election of Nine Directors		FOR EACH DIRECTOR NOMINEE	6-18
Other Management Proposals
•	Ratification of Deloitte & Touche LLP as independent accountants	FOR	22-24
•	Advisory vote on compensation of named executive officers	FOR	25-51
Shareholder Proposals
•	Special Shareholder Meeting Improvement	AGAINST	54-57
•	Recruitment and Forced Labor Proposal	AGAINST	57-60

Director Nominees

Committee Memberships*
	Director Tenure	Principal Occupation	Experience/ Qualifications							Other Public Company Boards
Name				Independent	AC	CC	EC	NCGC	PC
Stanley L. Clark	Since 2005	Lead Trustee and Senior	- Leadership	Y	X	X			C
		Advisor of Goodrich, LLC	- Finance
- Global
- Industry
- Operations
John D. Craig	Since 2017	Former CEO of EnerSys	- Leadership	Y		X	X
- M&A
- Technology
- Operations
David P. Falck	Since 2013	Former Executive Vice	- Leadership	Y	X	X		C
(Presiding Director)		President and General	- Compliance
		Counsel	- Risk
		Pinnacle West Capital	Management
		Corporation	- M&A
Edward G. Jepsen	1989-1997;	CEO and Chairman of Coburn	- Leadership	Y	C,F			X	X
	Since 2005	Technologies, Inc.	- Finance
- Global
- Industry
Martin H. Loeffler	Since 1987	Former CEO of Amphenol	- Leadership	Y
(Chairman)		Corporation	- Global
- Industry
- Technology
Robert A. Livingston	Since 2018	Former CEO of Dover	- Leadership	Y						RPM
		Corporation	- Global							International Inc.
- Manufacturing
- M&A
- Finance
R. Adam Norwitt	Since 2009	President and CEO of	- Leadership	N
		Amphenol Corporation	- Global
- Industry
- Operations
- M&A
Diana G. Reardon	Since 2015	Former CFO of Amphenol	- Leadership	N			X		X
		Corporation	- Finance
- Global
- Industry
Anne Clarke Wolff	Since 2018	Head of Global Corporate	- Leadership	Y
		Banking and Global Leasing -	- Finance
		Bank of America	- M&A
- Global

*
As a result of Messrs. Badie and Lord retiring at the Annual Meeting, the Board intends to re-evaluate committee memberships between the date of this proxy statement and the date of the Annual Meeting. Mr. Badie currently serves as Chair of the Executive Committee and as a member of the Audit Committee and the Pension Committee. Mr. Lord currently serves as the Chair of the Compensation Committee and as a member of the Nominating/Corporate Governance Committee and the Executive Committee.

AC
Audit Committee

C
Chair

CC
Compensation Committee

EC
Executive Committee

F
Financial Expert

NCGC
Nominating/Corporate Governance Committee

PC
Pension Committee

Attendance	In 2018, each of the Company's director nominees attended 100% of the Board and the Committee meetings on which such nominee sits.

Governance

        The Company's most current Governance Principles, the Code of Business Conduct and Ethics and the charters of each committee of the Board can be accessed via the Company's website at www.amphenol.com by clicking on "Governance Documents" at the bottom of the page under "About Amphenol", then the desired principles, code or charter. A printed copy will also be provided to any stockholder of the Company free of charge upon written request to the Company, c/o Secretary, Amphenol Corporation, 358 Hall Avenue, Wallingford, Connecticut 06492.

Executive Compensation

        At the 2018 annual meeting of stockholders, the Company's stockholders cast a non-binding advisory vote regarding the compensation of the Company's named executive officers as disclosed in the proxy statement for that meeting. The Company's stockholders overwhelmingly approved the proposal with more than 94% of the shares voted being cast in favor of the proposal. These programs and policies remain intact, as described in detail beginning on page 25. The Company's core management compensation programs include base salary, an annual performance-based incentive plan payment opportunity, annual stock option awards (with 20% vesting each year over a five-year period, except that vesting may be accelerated or continued in cases of death, disability, retirement or a change in control), insurance benefits and retirement benefits.

        Compensation programs for the named executive officers emphasize at-risk, performance-based elements. Fixed compensation elements, including base salary, retirement benefits and other compensation are designed to be market competitive for purposes of retention, and to a lesser extent, recruitment. However, it is intended that a larger part of the named executive officers' compensation be geared to reward performance that generates long-term stockholder value.

        For the Company's Chief Executive Officer, fixed compensation elements including salary, retirement benefits and "all other compensation" comprised approximately 13% of his total 2018 compensation. His at-risk compensation linked to increasing stockholder value comprised approximately 87% of his total 2018 compensation. These at-risk elements include stock options granted with an exercise price equal to the closing price of the Company's common stock on the date of grant which only generate value if the Company's share price increases after the grant date (the value ascribed to the options for purposes of calculating percentages in this paragraph is the grant date fair value calculated in accordance with ASC Topic 718, as further described in footnote (1) to the Summary Compensation Table on page 37). The other at-risk compensation is incentive plan compensation which historically has required year-over-year earnings per share ("EPS") growth before any amount is paid in addition to other considerations designed to motivate the Chief Executive Officer to generate long-term stockholder value, and rewards the Chief Executive Officer when Company revenues and EPS grow. For the Company's other named executive officers as a group, fixed compensation elements comprised approximately 19% of total 2018 compensation while at-risk compensation comprised approximately 81% of total 2018 compensation. As with the Chief Executive Officer, the fixed compensation elements for the other named executive officers include salary, retirement benefits and "all other compensation", while the at-risk items include stock options and incentive plan compensation linked to goals that encourage growth in revenues and either EPS or operating income, depending on the role of the named executive officer.

        The Board believes this compensation program is a valuable and appropriate tool which contributes to the Company's continuing success.

v

2018 Performance Highlights(1)

        Amphenol delivered another outstanding year in 2018, with sales, operating margins and earnings again reaching record levels.

  •
  Sales increased 17% to $8.2 billion

  •
  Adjusted Operating Margin reached 20.7%

  •
  Adjusted Diluted EPS grew 21% to $3.77

        Amphenol's record performance in 2018 enabled us to continue our track record of creating long-term value for our stockholders. Over the past ten years, Amphenol has delivered compound annual sales growth of 10%, Adjusted EPS growth of 12% and Operating Margin expansion of more than 100 basis points. This superior performance has created sustained stockholder value as reflected in Amphenol's stock delivering a 22% compound annual return over the past ten years, beating the performance of the S&P 500 by approximately nine percentage points.

        In 2018, the Company continued to have a flexible and balanced approach to capital allocation by:

  •
  Increasing the Company's quarterly dividend by 21% to $0.23 per share;

  •
  Returning $935 million to stockholders through the repurchase of 10.6 million shares of the Company's stock; and

  •
  Completing three strategic acquisitions in 2018—CTI, All Sensors and Ardent Concepts—as well as SSI in January 2019, further diversifying the Company's business across our markets.

        As we enter 2019, we at Amphenol believe that our business is in its strongest position in our 87-year history.

Investor Outreach

        Amphenol regularly engages with key stockholders to discuss, among other items, governance issues to ensure that management and the Board understand and address issues that are important to the Company's stockholders. Through these engagements the Company has obtained valuable feedback. For example, in 2016, the Board adopted an amendment to the Company's By-Laws that, among other things, implemented "proxy access", which, subject to the requirements of the By-Laws, permits any stockholder or group of up to 20 stockholders that beneficially owns at least 3% of the Company's outstanding common stock continuously for three years to nominate candidates for election to the Board and to require the Company to list such nominees in the Company's proxy statement. In prior years, the Company has taken a variety of other significant actions in response to investor feedback, such as lowering the threshold to call special meetings of stockholders from 50% to 25%, declassifying the Board and providing for the annual election of directors, allowing stockholders to act by written consent and eliminating supermajority voting requirements in the Company's Articles of Incorporation and By-Laws. The Company has also continued to engage key stockholders to discuss other important topics, such as compensation practices and programs.

Environmental, Social and Governance

        We are dedicated to building true, long-term value for our customers, employees and stockholders. We strongly believe that sustainable business practices are at the core of ensuring our success and longevity.

2020 Annual Meeting

Deadline for stockholder proposals to be included in the proxy statement for the 2020 annual meeting of stockholders.	December 19, 2019

(1)
Refer to footnote 1 on page 31 for definitions and reconciliations of non-GAAP financial measures to their most directly comparable U.S. GAAP financial measures.

PROXY STATEMENT

        This proxy statement (first mailed to stockholders on or about April 17, 2019) is furnished to the holders of the Class A Common Stock, par value $.001 per share ("Common Stock"), of Amphenol Corporation (the "Company" or "Amphenol") in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held in the Conference Center at the Company's Corporate Headquarters at 358 Hall Avenue, Wallingford, Connecticut 06492 (telephone (203) 265-8900) at 11:00 a.m. on Wednesday, May 22, 2019 (the "Annual Meeting").

RECORD DATE

        The Board of Directors of the Company (the "Board") has fixed the close of business on March 25, 2019 as the Record Date for the 2019 Annual Meeting (the "Record Date"). Only stockholders of record at the Record Date are entitled to notice of and to vote at the Annual Meeting and any postponements or adjournments thereof, in person or by proxy. At the Record Date, there were 297,965,335 shares of Common Stock outstanding.

PROXIES

        The proxy accompanying this proxy statement is solicited on behalf of the Board for use at the Annual Meeting and any postponements or adjournments thereof. Each holder of Common Stock is entitled to one vote for each share of Common Stock held at the Record Date. The holders of record, present in person or by proxy, of a majority of the issued and outstanding shares of Common Stock shall constitute a quorum. Abstentions and broker non-votes are counted as present for quorum purposes.

        Shares will be voted in accordance with stockholder instructions. If a stockholder returns a signed proxy card that omits voting instructions for some or all matters to be voted on, the proxy holders will vote on all uninstructed matters in accordance with the recommendations of the Board. In addition, if a stockholder has returned a signed proxy card, the proxy holders will have, and intend to exercise, discretion to vote shares in accordance with their best judgment on any matters not identified in this proxy statement on which a vote is taken at the Annual Meeting. At present, the Company is not aware of any such matter.

        For stockholders that hold their shares through an account with a broker and do not give voting instructions on a matter, under the rules of the New York Stock Exchange, the broker is permitted to vote in its discretion only on Proposal 2 (ratification of selection of the independent accountants) and is required to withhold its vote on each of the other proposals, the withholding of which is referred to as a "broker non-vote."

        A proxy may be revoked. For shares that are held in "street name", the stockholder must follow the directions provided by its bank, broker or other intermediary for revoking or modifying voting instructions. For shares that are registered in the stockholder's own name, the proxy may be revoked by written notification to the Company Secretary prior to its exercise and providing relevant name and account information, submitting a new proxy card with a later date (which will override the earlier proxy) or voting in person at the Annual Meeting.

        Votes on each of the proposals other than election of directors are advisory and therefore not binding on the Company. However, the Board will consider the outcome of these votes in its future deliberations.

        The inspectors of election appointed for the Annual Meeting with the assistance of the Company's transfer agent, Computershare Trust Company, N.A., will tabulate the votes.

        The Company pays the cost of preparing, printing, assembling and mailing this proxy soliciting material. The Company has engaged the firm of Georgeson LLC to assist in the distribution of this Notice of 2019 Annual Meeting and Proxy Statement and will pay Georgeson LLC its out of pocket expenses for such services. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders. Georgeson LLC has also been retained to assist in soliciting proxies for a fee not expected to exceed $8,500, plus distribution costs and other costs and expenses. Proxies may also be solicited from some stockholders personally, by mail, e-mail, telephone or other means of communication by the Company's directors, officers and regular employees who are not specifically employed for proxy solicitation purposes and who will not receive any additional compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        Listed in the following table are those stockholders known to Amphenol to be the beneficial owners of more than five percent of the Company's Common Stock as of December 31, 2018.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
FMR LLC 245 Summer Street Boston, MA 02210	42,004,976	(1)	14.1%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	32,077,203	(2)	10.7%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	22,227,823	(3)	7.4%

(1)
The Schedule 13G filed by such beneficial owner on February 13, 2019 for the year ended December 31, 2018 indicates that it has (i) sole voting power over 5,724,599 shares, (ii) shared voting power over 0 shares, (iii) sole dispositive power over 42,004,976 shares and (iv) shared dispositive power over 0 shares.

(2)
The Schedule 13G filed by such beneficial owner on February 11, 2019 for the year ended December 31, 2018 indicates that it has (i) sole voting power over 366,540 shares, (ii) shared voting power over 116,676 shares, (iii) sole dispositive power over 31,596,360 shares and (iv) shared dispositive power over 480,843 shares.

(3)
The Schedule 13G filed by such beneficial owner on February 4, 2019 for the year ended December 31, 2018 indicates that it has (i) sole voting power over 19,622,505 shares, (ii) shared voting power over 0 shares, (iii) sole dispositive power over 22,227,823 shares and (iv) shared dispositive power over 0 shares.

SECURITY OWNERSHIP OF MANAGEMENT

        Set forth below is certain information with respect to beneficial ownership of the Company's Common Stock as of April 1, 2019 by each director, the named executive officers (listed in the Summary Compensation Table on page 37) and by all executive officers and directors of the Company as a group. Except as otherwise noted, the individuals listed in the table below have the sole power to vote or transfer the shares reflected in the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Ronald P. Badie	51,805(2)(3)	*
Stanley L. Clark	38,605(2)(3)	*
John D. Craig	3,295(2)	*
William Doherty	224,000(4)	*
David P. Falck	15,143(2)	*
Jean Luc Gavelle	182,000(4)	*
Edward G. Jepsen	238,605(2)	*
Craig A. Lampo	614,500(4)	*
Robert A. Livingston	7,545(2)	*
Martin H. Loeffler	472,271(2)	*
John R. Lord	29,092(2)	*
R. Adam Norwitt(1)	3,394,163	1.14%
Diana G. Reardon	218,592(2)	*
Luc Walter	468,200(4)	*
Anne Clarke Wolff	1,733(2)	*
All executive officers and directors of the Company as a group (21 persons)	7,755,549	2.60%

*
Less than one percent.

(1)
The share ownership amounts for Mr. Norwitt in this table include 370,163 shares, of which 304,400 shares are held in trusts over which he has sole voting power and 65,763 are owned directly; and 3,024,000 shares which are not owned by Mr. Norwitt but which would be issuable upon the exercise of stock options pursuant to the 2009 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries and the 2017 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries, which are exercisable or would be exercisable within 60 days of April 1, 2019.

(2)
The share ownership amounts in this table include 50,213, 17,013, 1,703, 13,551, 217,013, 7,000 and 27,500, shares which are owned directly by Messrs. Badie, Clark, Craig, Falck, Jepsen, Livingston and Lord, respectively; and 470,679 shares which are held in trusts over which Mr. Loeffler has sole voting power; and 77,000 shares held in trusts over which Ms. Reardon has sole voting power; and 141 shares owned directly by Ms. Wolff. Of the 217,013 shares of Common Stock owned by Mr. Jepsen reflected in this table, 200,000 have been pledged as security. Pursuant to the pledge arrangement, Mr. Jepsen has the power to vote or direct the voting of the shares and he has the power to dispose or direct the disposition of the shares. Of the 1,703 shares of Common Stock owned by Mr. Craig reflected in this table, 164 are owned by his spouse. The table also includes 20,000 shares which are not owned by each of Messrs. Clark and Jepsen, but which would be issuable to each upon the exercise of stock options pursuant to the Amended 2004 Stock Option Plan for Directors of Amphenol Corporation (the "Directors' Stock Option Plan"), and 140,000 shares which are not owned by Ms. Reardon but which would be issuable upon the exercise of stock options pursuant to the 2009 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries, which are currently exercisable or would be exercisable within 60 days of April 1, 2019. Additionally, this table includes 1,592 shares of restricted stock owned by each of Messrs. Badie, Clark, Craig, Falck, Jepsen, Loeffler, Lord and Ms. Reardon and Ms. Wolff, and 545 shares of restricted stock owned by Mr. Livingston, all of which vest within 60 days of April 1, 2019.

(3)
The share ownership amounts for Messrs. Badie and Clark reflected in this table do not include any shares of the Company's Common Stock which may be issued pursuant to the Amphenol Corporation Directors' Deferred Compensation Plan (the "Directors' Deferred Compensation Plan") described under the caption "Director Compensation for the 2018 Fiscal Year" beginning on page 16. Mr. Badie was appointed to the Board on July 21, 2004 and the cumulative balance in his Directors' Deferred Compensation Plan account as of April 1, 2019, including credit for dividends, is 19,965 unit shares. Mr. Clark was appointed to the Board on January 27, 2005 and the cumulative balance in his Directors' Deferred Compensation Plan account as of April 1, 2019, including credit for dividends, is 17,552 unit shares. Commencing with the fourth quarter 2009, Messrs. Badie and Clark elected to receive their quarterly director's fees in cash in lieu of shares. As long as the election to receive quarterly director's fees in cash in lieu of shares continues, the cumulative balance in each of Messrs. Badie and Clark's Director's Deferred Compensation Plan account will only increase by the number of shares credited for dividends.

(4)
The share ownership amounts in this table include 37,500 shares, of which 12,500 shares are held directly by Mr. Lampo and 25,000 shares are held in trusts over which he has sole voting power; and 119,600 shares are owned by Mr. Walter, respectively; as well as 577,000, 224,000, 182,000 and 348,600 shares, which are not owned by Messrs. Lampo, Doherty, Gavelle and Walter, respectively, but which would be issuable upon the exercise of stock options pursuant to the 2009 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries and/or the 2017 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries which are exercisable or would be exercisable within 60 days of April 1, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's executive officers and directors, and any persons who own more than 10% of the Common Stock, file reports of initial ownership of the Company's Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission ("SEC") and furnish the Company with copies of all forms they file pursuant to Section 16(a). As a practical matter, the Company seeks to assist its directors and officers by monitoring transactions and completing and filing reports on their behalf.

        Based solely upon a review of the filings with the SEC and written representations from directors and executive officers that no other reports were required, the Company believes that all executive officers and directors of the Company filed all required reports on a timely basis with respect to 2018, except that on August 3, 2018 a Form 4 was filed with the SEC reporting the sale of 2,000 shares of Common Stock which were inadvertently not previously reported by Yaobin (Richard) Gu.

 PROPOSAL 1. ELECTION OF DIRECTORS

        The Restated Certificate of Incorporation and the By-Laws of the Company, taken together, provide for a Board consisting of not less than three or more than 15 directors. Currently, the number of directors of the Company is eleven. Messrs. Ronald P. Badie and John R. Lord have each indicated they will not stand for re-election after the term for each expires at the Annual Meeting. The Company thanks Messrs. Badie and Lord for their many years of dedicated service. Our directors are elected annually. At the Annual Meeting, the number of directors will be reduced to nine. Accordingly, action will be taken at the Annual Meeting for the re-election of nine directors: Stanley L. Clark, John D. Craig, David P. Falck, Edward G. Jepsen, Robert A. Livingston, Martin H. Loeffler, R. Adam Norwitt, Diana G. Reardon and Anne Clarke Wolff for a term of one year that will expire at the 2020 Annual Meeting.

        It is intended that the proxies delivered pursuant to this solicitation will be voted in favor of the election of each director nominee, except in cases of proxies bearing contrary instructions. In the event that any of these nominees should become unavailable for election for any presently unforeseen reason, the persons named in the proxy will have the right to use their discretion to vote for a substitute.

        Information regarding each director nominee, including individual experience, qualifications, attributes and skills that led the Board to conclude that the director should serve on the Board, is set forth below. The Company's goal is to assemble a Board that works together and with management to deliver long term stockholder value. The Company believes that the nominees and directors set forth below, each of whom is currently a director of the Company, possess the skills and experience necessary to guide the Company in the best interests of its stockholders. The Company's current Board consists of individuals with proven records of success in their chosen professions and with the Company. They all have high integrity and keen intellect. They are collegial yet independent in their thinking, and have demonstrated the willingness to make the time commitment necessary to be informed about the Company and its relevant industry, including its customers, suppliers, competitors, stockholders and management. Members of the Board also have extensive experience in leadership, the management of public companies, risk assessment, accounting and finance, capital markets, mergers and acquisitions, technology and global business practices and operations.

        The following information details offices held and other business directorships of public companies during the past five years of each of the proposed director nominees. Beneficial ownership of equity securities of the current directors and the proposed director nominees is shown under the caption Security Ownership of Management on page 4.

DIRECTOR NOMINEES

Stanley L. Clark	Mr. Clark, age 75, has been a Director since 2005. Mr. Clark is Lead Trustee and Senior Advisor of Goodrich, LLC, where he also served as chief executive officer and trustee from 2001 until 2014. This role has provided him excellent insight into a broad range of markets and investment perspectives as well as financial analysis. He gained significant experience in general management of a complex manufacturing organization as chief executive officer of Simplex Time Recorder Company from 1998 to 2001 and director from 1996 to 2001, chief operating officer from 1996 to 1998 and group vice president from 1994 to 1996. Prior to working at Simplex Time Recorder Company, he held various positions with Raytheon Company over a period of 17 years, including service as the corporate group vice president for the commercial electronics group and as a director of New Japan Radio Company, a joint venture between Raytheon Company and Japan Radio. Mr. Clark also served four years in the United States Navy. He brings to the Board international experience as well as an understanding of the aerospace and defense industry, important markets for the Company. Mr. Clark is Chairman of the Pension Committee and is a member of the Audit Committee and the Compensation Committee.
John D. Craig

Mr. Craig, age 67, has been a Director since 2017. Mr. Craig served as the Chief Executive Officer of EnerSys from 2000 to 2016 and also served as its President from 2000 to 2014. From 1998 to 2000, Mr. Craig served as the president and chief operating officer of Yuasa Inc., the predecessor company to EnerSys. He joined Yuasa in 1994 as its vice president of operations and was promoted to executive vice president of operations in 1995. In 2000, he led the management buy-out of the Americas industrial battery business from Yuasa Corporation of Japan, which resulted in the creation of EnerSys. From 1994 until his retirement, Mr. Craig oversaw the acquisition and integration of 39 companies in all regions of the world. He led the IPO of EnerSys in 2004. Mr. Craig began his professional career as an engineer with Whirlpool Corporation in 1977. He served as the chairman of EnerSys from 2000 until 2016 and served as its director from 2000 to 2016. Mr. Craig brings to the Board his extensive experience leading a global manufacturing company, together with his deep exposure to many of the Company's end markets as well as a well-developed expertise in mergers and acquisitions. Mr. Craig is a member of the Executive Committee and the Compensation Committee.

David P. Falck

Mr. Falck, age 66, has been a Director since 2013. Mr. Falck has more than 40 years of experience as a legal advisor to public and private companies. From 2009 to 2017, Mr. Falck was Executive Vice President and General Counsel of Pinnacle West Capital Corporation and its primary subsidiary, Arizona Public Service Company where he had responsibility for the company's legal affairs and corporate secretary functions. He continued as Executive Vice President, Law, through April 2018. From 2007 to 2009, he was senior vice president, law for New Jersey-based Public Service Enterprise Group Inc. and served as a member of its executive group. From 1987 to 2007, Mr. Falck was a partner in the New York office of Pillsbury Winthrop Shaw Pittman LLP where he provided strategic advice for a range of clients in the manufacturing, energy and telecommunications industries in the U.S. and abroad, including the Company. His well-developed legal and financial acumen bring great value to the Company, in particular with respect to corporate governance, mergers and acquisitions, financing, compliance, and legal matters. Mr. Falck is Chairman of the Nominating/Corporate Governance Committee and is a member of the Audit Committee and the Compensation Committee. Mr. Falck also serves as the Board's Presiding Director.

Edward G. Jepsen

Mr. Jepsen, age 75, has been a Director since 2005. Mr. Jepsen also served as a Director of the Company from 1989 through 1997. Mr. Jepsen has been Chairman and Chief Executive Officer of Coburn Technologies, Inc., a manufacturer and marketer of lens processing systems and equipment for the ophthalmic industry, since December 2010. Mr. Jepsen was employed as a non-executive Advisor to the Company from 2005 through his retirement in 2006. He was executive vice president and chief financial officer of the Company from 1989 through 2004. During his time as chief financial officer of the Company, Mr. Jepsen gained a deep familiarity with the operations, markets, technologies and other business matters of the Company, and in particular a comprehensive understanding of the Company related to accounting, auditing and controls. In addition, Mr. Jepsen brings to the Board significant experience in public accounting and auditing acquired as a partner at PricewaterhouseCoopers LLP prior to joining the Company. Mr. Jepsen is Chairman of the Audit Committee and is a member of the Nominating/Corporate Governance Committee and the Pension Committee. In the past five years, but not currently, Mr. Jepsen also served as a director and chairman of the audit and finance committee and member of the nominating/corporate governance committee of ITC Holdings Corp.

Robert A. Livingston

Mr. Livingston, age 65, has been a Director since 2018. Mr. Livingston served as the President and Chief Executive Officer of Dover Corporation from 2008 through April 2018 and also served as its Chief Operating Officer in 2008. From 2007 to 2008, Mr. Livingston served as the president and chief executive officer of Dover Engineered Systems, Inc, and served as the president and CEO of Dover Electronics, Inc. from 2004 to 2007. He also served as the president of Vectron International Inc. in 2004. Mr. Livingston brings to the Board, among other things, a successful track record leading a large, publicly-traded U.S. multi-national company, together with his extensive experience in manufacturing, mergers and acquisitions and finance. Mr. Livingston currently serves as Director and member of the compensation committee and co-chairman of the operating improvement committee of RPM International. In the past five years, but not currently, Mr. Livingston served as director of Dover Corporation.

Martin H. Loeffler

Mr. Loeffler, age 74, has been a Director since 1987 and Chairman of the Board since 1997. He had been an employee of the Company for 37 years when he retired in December 2010. He was executive chairman of the Company from 2009 to 2010, chief executive officer of the Company from 1996 to 2008 and president of the Company from 1987 to 2007. Prior to assuming the position of president, he oversaw the Company's international operations, and prior to that served in general management and operations roles in several European countries. He has a technology background with a PhD in physics and experience as a researcher in the field of semiconductors. His leadership, market knowledge, technology background, international and other business experience are of tremendous value to the Company.

R. Adam Norwitt

Mr. Norwitt, age 49, has been a Director since 2009, and an employee of the Company or its subsidiaries for approximately 19 years. He has been President since 2007 and Chief Executive Officer since 2009. Mr. Norwitt was chief operating officer of the Company from 2007 through 2008. He was senior vice president and group general manager, worldwide RF and microwave products division of the Company during 2006 and vice president and group general manager, worldwide RF and microwave products division of the Company from 2004 until 2006. Prior thereto, Mr. Norwitt served as group general manager, general manager and business development manager with various operating groups in the Company, including approximately five years resident in Asia. Mr. Norwitt has a juris doctor degree and trained as a corporate lawyer prior to joining the Company. He also has an MBA degree. He has studied in the United States, Taiwan, China and France. His vision, leadership, market knowledge, merger and acquisition experience, international exposure and other business experience, including his more than 10 years as our chief executive officer, are of significant value to the Company.

Diana G. Reardon

Ms. Reardon, age 59, has been a Director since 2015. She was an employee of the Company for approximately 30 years. She served as Senior Advisor from 2015 to 2017, executive vice president from 2010 to 2015, senior vice president from 2004 to 2009, and chief financial officer from 2004 to 2015. She was controller of the Company from 1994 through 2004 and treasurer of the Company from 1992 through 2004. During her tenure with the Company, Ms. Reardon has been deeply involved with the operations, markets and other business matters of the Company, including the acquisition program during her time as Chief Financial Officer. She has a comprehensive understanding of the Company including, in particular, its financial, accounting and auditing systems, policies, procedures and controls and growth strategy. Her breadth of knowledge about the Company and its finances are extremely valuable to the Company. In addition, Ms. Reardon brings to the Board significant experience in public accounting and auditing acquired as a manager at PricewaterhouseCoopers LLP prior to joining the Company. Ms. Reardon is a member of the Executive Committee and of the Pension Committee.

Anne Clarke Wolff

Ms. Wolff, age 53, has been a Director since 2018. Ms. Wolff has been a Managing Director at Bank of America since she joined in 2011 and currently serves as Head of Global Corporate Banking and Global Leasing. Prior to that, from 2009 to 2011, Ms. Wolff held senior positions at JP Morgan Chase & Company and from 1998 to 2009 at Citigroup. Ms. Wolff began her career at Salomon Brothers, where she held positions of increasing responsibility from 1989 to 1998. Ms. Wolff has significant experience with global issues acquired through her work with a broad array of international clients together with her oversight of an extensive global organization. Her deep experience in banking and corporate finance, in particular with respect to all aspects of capital structure and deployment, including mergers and acquisitions, is extremely valuable to the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS AND THE COMMITTEES OF THE BOARD

Governance Principles

        Amphenol's Corporate Governance Principles meet or exceed the Listing Standards of the New York Stock Exchange (the "NYSE Listing Standards"), including guidelines for determining director independence and reporting concerns to non-employee directors and the Audit Committee. The Company's most current Governance Principles, the Code of Business Conduct and Ethics and the Charters of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee are reviewed at least annually and revised as warranted. Amphenol's Code of Business Conduct and Ethics applies to all employees, directors and officers of the Company and its subsidiaries. The principles, code and charters can be accessed via the Company's website at www.amphenol.com by clicking on "Governance Documents" at the bottom of the page under "About Amphenol", then the desired principles, code or charter. A printed copy of the Company's most current Corporate Governance Principles, the Code of Business Conduct and Ethics and the Audit Committee Charter, the Compensation Committee Charter and the Nominating/Corporate Governance Committee Charter will also be provided to any stockholder of the Company free of charge upon written request to the Secretary of the Company, Amphenol Corporation, 358 Hall Avenue, Wallingford, Connecticut 06492.

Director Independence

        The Board has adopted the definition of "independent director" set forth in the NYSE Listing Standards to assist it in making determinations of independence. In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination.

        The Board considered Ms. Wolff's role as Head of Global Corporate Banking and Global Leasing at Bank of America ("BofA") and the Company's current financial relationships with BofA, including BofA's role as a lender under the Company's revolving credit facility, participation as an underwriter on certain of the Company's debt offerings and provider of traditional banking services including cash management and trading, and determined that these relationships do not impair her independence. The Board has determined that all of the directors are independent of the Company and its management with the exception of Mr. Norwitt and Ms. Reardon who are considered inside directors because of their current or recent employment with the Company.

Leadership Structure

        Mr. Loeffler is Chairman of the Board and Mr. Falck is the Board's Presiding Director. As Presiding Director, Mr. Falck has the authority to call, schedule and chair executive sessions of the independent directors. After each Board meeting and executive session the Chairman and Presiding Director communicate with the Chief Executive Officer to provide feedback and to effectuate the decisions and recommendations of the directors.

        The Board of Directors has determined that at the present time, its current leadership structure, including a Presiding Director, a Chairman of the Board who retired from employment with the Company in 2010 after 37 years of service and a Chief Executive Officer who is an inside director, is appropriate and allows the Board to fulfill its duties effectively and efficiently based on the Company's current needs. The Presiding Director and independent Chairman of the Board provide a means for the Board to effectively operate independently of the Company's management as necessary or desirable. This structure also allows the Board to draw upon the skills and extensive experience of a Chairman, who can ensure that the other directors' attention is devoted to the issues of greatest importance to the Company and its stockholders, while permitting the Chief Executive Officer to continue to set the strategic direction and drive the ongoing business operations and finances of the Company, all in consultation with the Board of Directors.

Board of Directors Summary Information

        The following table sets forth basic information about the current structure of the Board including summary information for the nominees to the Board.

Committee Memberships
Name	Director Tenure	Independent	Audit Committee	Compensation Committee	Executive Committee	Nominating/ Corporate Governance Committee	Pension Committee	Current Service on Other Public Company Boards

Martin H. Loeffler (Chairman)	Since 1987	X

Ronald P. Badie**	Since 2004	X	X *		Chair		X	Nautilus, Inc.

Stanley L. Clark	Since 2005	X	X	X			Chair

John D. Craig	Since 2017	X		X	X

David P. Falck (Presiding Director)	Since 2013	X	X	X		Chair

Edward G. Jepsen	1989-1997 Since 2005	X	Chair *			X	X

Robert A. Livingston	Since 2018	X						RPM International Inc.

John R. Lord**	Since 2004	X		Chair	X	X

R. Adam Norwitt	Since 2009

Diana G. Reardon	Since 2015				X		X

Anne Clarke Wolff	Since 2018	X

*
Financial Expert

**
Not standing for re-election at the Annual Meeting.

Committees

        The Board has five standing committees: the Audit Committee, the Compensation Committee, the Executive Committee, the Pension Committee and the Nominating/Corporate Governance Committee. The Board has determined that all the members of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee are independent and satisfy the relevant SEC and the New York Stock Exchange independence requirements for the members of such committees. The Board has determined that all members of the Executive Committee and the Pension Committee are independent, except for Ms. Reardon. As a result of Messrs. Badie and Lord retiring at the Annual Meeting, the Board intends to re-evaluate committee memberships between the date of this proxy statement and the date of the Annual Meeting.

        Audit Committee.     The Audit Committee operates under a written charter adopted by the Board. As described more fully in its charter, the principal oversight duties of the Audit Committee include the following: (1) review reports on the evaluation of the Company's internal controls for financial reporting and the Company's annual audited and quarterly unaudited financial statements and related disclosures therein under "Management's Discussion and Analysis of Financial Condition and Results of Operations"; (2) review the Company's earnings press releases; (3) select, engage, evaluate and replace, if deemed necessary, the independent auditors and approve all audit engagement fees and terms and pre-approve all permissible tax and other non-audit services; (4) review the qualifications, performance and independence of the Company's independent auditors; (5) review and approve the scope of the annual audit of the Company's financial statements; (6) review the scope and coverage of the Company's internal audit plan;

(7) review the results of internal audits and the procedures for maintaining internal controls; (8) review the integrity of the Company's financial reporting processes and the selection and quality of the Company's accounting principles; (9) review critical accounting principles and practices and applicable legal and regulatory standards and principles and their effect on the financial statements of the Company; (10) review significant audit issues identified by the Company's internal audit function or the Company's independent auditors and the Company's responses thereto; (11) review accounting adjustments noted or proposed by the Company's independent auditors, reports on the Company's internal controls, and material written communications with the independent auditors; (12) review and discuss the Company's guidelines and policies for risk assessment and management; (13) assist the Board in fulfilling its responsibility for oversight of cybersecurity-related matters; (14) establish Company hiring policies for employees of the Company's independent auditors; (15) establish procedures for the receipt, retention and treatment of employee concerns regarding questionable accounting or auditing matters; and (16) sustain a constructive dialogue with the independent auditors about significant matters relevant to the audit of the financial statements of the Company and of internal control over financial reporting. See also Report of the Audit Committee on page 22. The members of the Audit Committee are Ronald P. Badie, Stanley L. Clark, David P. Falck and Edward G. Jepsen (Chairman), each of whom is an independent director as defined under the NYSE Listing Standards. The Board of Directors has determined that Messrs. Badie and Jepsen are audit committee financial experts as defined by the applicable rules of the SEC and the NYSE Listing Standards, and that each of the members of the Audit Committee is sufficiently proficient in reading and understanding the Company's financial statements to serve on the Audit Committee.

        Compensation Committee.     The Compensation Committee establishes the principles related to the compensation programs of the Company. It approves compensation guidelines, reviews the role and performance of executive officers and key management employees of the Company and its subsidiaries, approves the base compensation, incentive plan target and award and the allocation of stock option awards, if any, for the Chief Executive Officer and reviews and approves the recommendations of the Chief Executive Officer for base compensation and adjustments in base compensation, incentive plan targets and allocations and stock option awards, if any, for the direct reports to the Chief Executive Officer as well as the Company's other top 20 most highly compensated employees. See also the Compensation Discussion and Analysis on page 25 and the Compensation Committee Report on page 36. The Compensation Committee has the authority to retain and solicit the advice of compensation advisors. The members of the Compensation Committee are Stanley L. Clark, John D. Craig, David P. Falck, and John R. Lord (Chairman).

        Executive Committee.     The Executive Committee is empowered to exercise the powers and authority of the Board during the intervals between meetings of the Board. Notwithstanding the foregoing, the Executive Committee does not have power or authority to: (i) approve any transactions or expenditures in an amount exceeding $50 million; (ii) amend the Company's Charter or Bylaws; (iii) adopt an agreement or plan of merger, share exchange, or consolidation to which the Company is a party; (iv) recommend to the stockholders any action that requires stockholder approval including, but not limited to, (a) the sale, lease, or exchange of all or substantially all of the Company's property or assets or (b) a dissolution of the Company or a revocation of a dissolution of the Company; (v) remove any executive officer from his or her position, or appoint any new executive officer, (vi) declare a dividend or authorize the issuance of capital stock of the Company; or (vii) take any other action or exercise any authority prohibited by law or the Company's Charter or Bylaws. The Executive Committee meets as necessary and all actions of the Committee are presented to the full Board at the next meeting of the Board. The members of the Executive Committee are Ronald P. Badie (Chairman), John D. Craig, John R. Lord and Diana G. Reardon.

        Pension Committee.     The Pension Committee administers the Company's various defined contribution 401(k) plans and the U.S. pension plan (the "Pension Plan"—for more information on the Pension Plan, see the section entitled Pensions and Deferred Compensation beginning on page 42). The

Pension Committee has oversight responsibility for funding and investments in the U.S. pension plan and consults with the Chief Financial Officer and the Treasurer of the Company at least annually and with the actuarial consultants and other advisors and the trustee and investment managers of the assets of the Company's U.S. pension plan as it deems necessary and appropriate. The Pension Committee reviews the liabilities, assets and investments of the Company's U.S. pension plan as a Committee at least semi-annually. It also ensures there is an appropriate selection of diverse investments for employees of the Company participating in the various defined contribution 401(k) plans. The members of the Pension Committee are Ronald P. Badie, Stanley L. Clark (Chairman), Edward G. Jepsen and Diana G. Reardon.

        Nominating/Corporate Governance Committee.     The Nominating/Corporate Governance Committee's principal duties include the following: (1) assisting the Board in identifying appropriate individuals qualified to serve as directors of the Company and evaluating the qualifications of such individuals; (2) selecting, or recommending that the Board select, the candidates for all directorships to be filled by the Board or by the stockholders; (3) developing and recommending to the Board a set of corporate governance guidelines applicable to the Company; (4) overseeing and discussing, as necessary and appropriate, a plan for the continuity and development of senior management of the Company and (5) assisting the Board in fulfilling its oversight of relevant sustainability and corporate social responsibility policies, strategies and programs. The Nominating/Corporate Governance Committee also oversees the annual evaluation of and the compensation of the Board. The members of the Nominating/Corporate Governance Committee are David P. Falck (Chairman), Edward G. Jepsen and John R. Lord.

Director Selection Process; Board Diversity

        The Nominating/Corporate Governance Committee will consider candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. A stockholder may recommend any person for consideration as a nominee for director by writing to the Nominating/Corporate Governance Committee, c/o Secretary, Amphenol Corporation, 358 Hall Avenue, Wallingford, CT 06492. Recommendations must be received by December 31, 2019 to be considered for inclusion in the proxy statement for the 2020 Annual Meeting of Stockholders, and must comply with the requirements in the Company's by-laws. Recommendations must include the name and address of the stockholder making the recommendation, a representation that the stockholder is a holder of record of Common Stock, biographical information about the individual recommended and any other information the stockholder believes would be helpful to the Nominating/Corporate Governance Committee in its evaluation of the individual being recommended by the stockholder as a nominee for director.

        Potential candidates for the Board will be evaluated by the Nominating/Corporate Governance Committee on the basis of:

  •
  character, judgment, personal and professional ethics, integrity and values;

  •
  business, financial and/or other applicable experience;

  •
  familiarity with national and international issues affecting the Company's business;

  •
  depth of experience, skills and knowledge complementary to the Board and the Company's business; and

  •
  ability and willingness to devote sufficient time to effectively carry out the duties and responsibilities of a director of the Company.

        The Board believes it functions most effectively when comprised of a diverse set of members, including a healthy mix of short-, mid- and long-serving members. To that end, the Board is committed to a policy of regular refreshment. During the last 24 months, we have added three new independent members to our Board. We also note that one of our long-serving directors retired in 2016 and two of our current directors are retiring at the Annual Meeting.

        Our Board also believes that diversity includes diversity in terms of background, skills, age, experience, and expertise, as well as gender, race and culture. To the extent used, search firms retained by the Nominating/Corporate Governance Committee to assist in identifying qualified candidates will be specifically advised to seek diverse candidates from traditional and non-traditional environments, including women and minorities. The Nominating/Corporate Governance Committee may also consider such other relevant factors as it deems appropriate. It will make a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board will determine the nominees after considering the recommendation and report of the Nominating/Corporate Governance Committee. The process for considering candidates recommended by a stockholder for Board membership will be no different than the process for candidates recommended by members of the Nominating/Corporate Governance Committee, other members of the Board or management. In connection with the identification and appointment of Mr. Craig, Ms. Wolff and Mr. Livingston the Board engaged a reputable international search firm.

Meetings of the Board and Committees

        During 2018 there were eight formal meetings of the Board. All director nominees participated in all meetings of the Board and the Committees on which they served in 2018. Directors also attended meetings as invited guests of Committees on which they did not serve. This included quarterly telephonic meetings of the Audit Committee during which quarterly results were discussed and quarterly press releases reporting operating results were reviewed and approved.

        The independent directors of the Company meet in executive session as necessary. Such private meetings are currently presided over by the Chairman of the Board, the Presiding Director, the chairman of the committee or by the director who requests the opportunity to meet in executive session.

        The full Board meets at least annually with the Nominating/Corporate Governance Committee to review and discuss the Nominating/Corporate Governance Committee's self-evaluation including its performance as measured against its charter and the continuing effectiveness of its charter as well as the corporate governance guidelines that it is responsible for developing and recommending to the Board.

Risk Oversight

        The Board is actively involved in overseeing risk management for the Company. This oversight is conducted primarily through the committees of the Board. The chairman of each committee discusses with the Board such risk management considerations and actions as are deemed necessary and appropriate.

        The Audit Committee reviews the Company's portfolio of risk with management and the Company's independent accountants, discusses with management significant financial risks, the Company's policies with respect to risk assessment and risk management and the actions management has taken to limit, monitor and control financial and other risk exposures. The Audit Committee also reviews the Company's internal system of audit and financial controls and the process for maintaining financial reporting controls with management and the Company's independent accountants. The Committee also assists the Board in fulfilling its responsibility for oversight of cybersecurity-related matters.

        The Compensation Committee oversees risk management as it relates to compensation plans, policies and practices in connection with structuring the Company's executive compensation programs and incentive compensation programs for other employees. The Compensation Committee reviews with management whether the compensation programs, including the performance-based incentive plans and the stock option plans described in the section entitled Elements of Compensation Program beginning on page 27, are reasonably likely to create incentives for employees that may cause such employees to take excessive or inappropriate risks which could have a material adverse effect on the Company. The Compensation Committee and management have concluded the Company's compensation programs are not reasonably likely to create incentives for employees that may cause such employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

        The Nominating and Corporate Governance Committee facilitates an annual review by the full Board regarding the practices of management of the Company related to the identification and evaluation of enterprise risk and the development of risk avoidance, mitigation and response strategies. It also assists the Board in fulfilling its oversight of relevant sustainability and corporate social responsibility policies, strategies and programs.

        The Pension Committee oversees risk management as it relates to the Company's U.S. pension plan described beginning on page 42. The Pension Committee reviews with management the forecasted liabilities of the U.S. pension plan, the actuarial assumptions used in determining those liabilities, the investments funding those anticipated obligations, the periodic performance of those investments and, as necessary, reviews and recommends revisions to the general investment policies governing the investment of the assets of such pension plan. The Pension Committee also has responsibility for ensuring there is an appropriate selection of diverse investments for those employees participating in the various defined contribution, 401(k) plans sponsored by the Company.

Director Compensation for the 2018 Fiscal Year

        The following table contains information relating to compensation of the Company's directors who are not named executive officers. The only director who is a named executive officer is Mr. Norwitt. His compensation is described in more detail in the "Summary Compensation Table" on page 37 and in the section entitled Compensation of Named Executive Officers beginning on page 30. Ms. Wolff was appointed as a director in March 2018 and Mr. Livingston was appointed as a director in December 2018. Currently, non-employee director compensation consists solely of an annual retainer fee, committee chairman fees and an annual grant of restricted stock.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)*	Option Awards ($)(3)*	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)

Ronald P. Badie	88,000	140,064	n/a	n/a	n/a	n/a	228,064
Stanley L. Clark	88,000	140,064	n/a	n/a	n/a	n/a	228,064
John D. Craig	80,000	140,064	n/a	n/a	n/a	n/a	220,064
David P. Falck	88,000	140,064	n/a	n/a	n/a	n/a	228,064
Edward G. Jepsen	92,000	140,064	n/a	n/a	n/a	n/a	232,064
Robert A. Livingston	0	46,679	n/a	n/a	n/a	n/a	46,679
Martin H. Loeffler	180,000	140,064	n/a	n/a	n/a	n/a	320,064
John R. Lord	88,000	140,064	n/a	n/a	n/a	n/a	228,064
Diana G. Reardon	80,000	140,064	n/a	n/a	n/a	n/a	220,064
Anne Clarke Wolff	60,000	151,706	n/a	n/a	n/a	n/a	211,706

(1)
The Director's Deferred Compensation Plan allows each non-employee director to elect to defer payment of their fees to a future date with the ultimate payment in cash or Common Stock subject to the prior election of each director. Currently, each non-employee director has elected to receive fees in cash as earned. As of December 31, 2018, the aggregate number of shares issuable to each of the directors for fees earned prior to 2018 is represented in the table immediately below.

(2)
The grant date fair value of the 141 shares of restricted stock granted to Ms. Wolff on April 6, 2018, which fully vested on May 16, 2018, was $11,642. The grant date fair value of the 1,592 shares of restricted stock granted to each of Messrs. Badie, Clark, Craig, Falck, Jepsen, Loeffler and Lord and Mmes. Reardon and Wolff on May 18, 2018 was $140,064 computed in accordance with FASB ASC Topic 718. The grant date fair value of the 545 shares of restricted stock granted to Mr. Livingston on December 5, 2018 was $46,679. Unless the date of the Annual Meeting is postponed, which is not currently expected, the restricted stock awards granted to each of the directors on May 18, 2018, and, in the case of Mr. Livingston, December 5, 2018, will become fully vested on May 21, 2019.

(3)
Since 2012, our directors have not received option awards. As of December 31, 2018, the aggregate number of option awards outstanding is represented in the table immediately below.

(4)
The Company does not have a non-equity incentive plan compensation program applicable to its non-employee directors.

(5)
The Company does not have a pension plan program applicable to its non-employee directors. Directors who are current or former employees participate in the Company's Pension Plan (described beginning on page 42) as employees. Messrs. Loeffler and Jepsen and Ms. Reardon participated in the Pension Plan during their prior employment with the Company. Upon retirement, their pension benefits were fixed, and they are no longer accruing any additional benefits under the Pension Plan.

(6)
The Company does not have any other compensation programs for its non-employee directors nor did it provide any other benefits which could be deemed to be compensation for service in a director role.

*
As of December 31, 2018, for each director who is not a named executive officer, the aggregate number of restricted stock awards, the aggregate number of shares issuable pursuant to the Director's Deferred Compensation Plan and the aggregate number of option awards outstanding is represented in the table below. With respect to Ms. Reardon, her outstanding stock options all relate to compensation received as an employee prior and unrelated to her appointment and service as a director.

	Number of Outstanding Shares of Restricted Stock (As of 12/31/18)
		Number of Shares Issuable Pursuant to Directors' Deferred Compensation Plan (As of 12/31/18)	Number of Outstanding Stock Options (As of 12/31/18)
Name			Vested	Unvested

Ronald P. Badie	1,592	19,855	0	0

Stanley L. Clark	1,592	17,455	20,000	0

John D. Craig	1,592	0	0	0

David P. Falck	1,592	0	0	0

Edward G. Jepsen	1,592	0	20,000	0

Robert A. Livingston	545	0	0	0

Martin H. Loeffler	1,592	0	20,000	0

John R. Lord	1,592	0	0	0

Diana G. Reardon	1,592	0	92,000	48,000

Anne Clarke Wolff	1,592	0	0	0

        In October 2018, in connection with its ongoing review of Board compensation, the Board adopted changes to the fee amounts earned by the directors. These fees were last adjusted in 2016. In summary, commencing in January 2019, (i) the annual retainer fee was increased from $80,000 per year to $90,000 per year, (ii) the retainer fee for the Chairman of the Board was increased from $180,000 per year to $250,000 per year, (iii) the additional retainer fee for the Audit Committee Chairman was increased from $12,000 per year to $15,000 per year, (iv) the additional retainer fee for the chairpersons of the other committees of the Board was increased from $8,000 per year to $10,000 per year; and (v) the value of the annual grants of restricted stock awarded to the directors was increased from approximately $140,000 to approximately $160,000. In connection with such changes, the Nominating/Corporate Governance Committee, in conjunction with the Compensation Committee, retained Meridian Compensation Partners, LLC ("Meridian"), an independent compensation consultant, to provide market data for director compensation at companies similar in size to Amphenol. Meridian also confirmed the final decision was generally aligned with market practice. For more information on Meridian, see the section entitled Role of Compensation Consultant in Compensation Decisions in the Compensation Discussion and Analysis section.

        The 2012 Directors Restricted Stock Plan of Amphenol Corporation (the "Directors Restricted Stock Plan") provides annual grants of restricted stock to the non-employee directors on the first business day after each annual meeting of stockholders and interim pro-rated grants for non-employee directors not initially elected at a regular meeting of the Company's stockholders. On the grant date, each non-employee director will be awarded shares of Common Stock subject to the restrictions and conditions in the Directors Restricted Stock Plan. In 2018, the number of shares granted as annual grants was determined by dividing $140,000 by the closing price for the Common Stock on the grant date and rounding up to the next whole share amount. The closing price of the Common Stock on May 18, 2018 was $87.98. Upon being appointed to the Board, an interim award of 141 shares was granted to Ms. Wolff on April 6, 2018 with a closing price of $82.57 and an interim award of 545 shares was granted to Mr. Livingston on December 5, 2018 with a closing price of $85.65.

        The Nominating/Corporate Governance Committee will continue to monitor and make recommendations to the Company and to the Board regarding the annual retainer fee, committee fees and equity compensation elements of the directors' compensation program to ensure that total director compensation is fair and reasonable and competitive for the purpose of attracting and retaining qualified directors. The Board recognizes that the equity compensation element of the directors' compensation program enables share ownership by directors further aligning their financial interests consistent with their oversight role for the Company.

Communications with the Board of Directors

        Stockholders and other interested parties may communicate directly with members of the Board of Directors c/o Secretary, Amphenol Corporation, 358 Hall Avenue, Wallingford, CT 06492. All communications will be promptly forwarded to the appropriate directors for their review, except that the Board has instructed the Secretary not to forward solicitations, bulk mail or communications that address improper or irrelevant topics or requests for general information.

Board Member Attendance at Annual Meeting of Stockholders

        In each of the last ten years, more than 85% of outstanding shares of Common Stock have been voted by proxy and no more than five non-employee stockholders (representing only a nominal number of shares) have personally attended any of the Company's Annual Meetings of Stockholders. Accordingly, the Company does not require members of the Board to attend the Annual Meeting of Stockholders. The only then current Board member who attended the 2018 Annual Meeting of Stockholders was Mr. Norwitt, as President and Chief Executive Officer.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Name and Age	Principal Occupation and Other Information
Martin W. Booker Age 60	Vice President of the Company since 2015, and Group General Manager, Industrial Products Group of the Company since 2014. He was general manager of the industrial operations division of the Company from 2000 to 2014. He does not serve on the board of directors of any public company. Mr. Booker has been an employee of the Company for approximately 19 years.
Lance E. D'Amico Age 50

Senior Vice President since 2019 and Secretary and General Counsel of the Company since 2016. From 2014 to 2016, he was executive vice president, chief administrative officer and general counsel at UTi Worldwide Inc. and from 2006 to 2014 he was senior vice president and general counsel at such company. Prior to that he served for six years as general counsel and executive vice president at Element K Corporation. In addition, prior to that he was an associate for six years at the law firm of Cravath, Swaine & Moore. He does not serve on the board of directors of any public company. Mr. D'Amico has been an employee of the Company for approximately three years.

William J. Doherty Age 54

Senior Vice President since 2018 and Group General Manager Information Communications and Commercial Products Group of the Company since 2017. Mr. Doherty was vice president from 2016 to 2017 and group general manager, IT communications products group of the Company from 2015 to 2016. He was general manager of the high-speed products division of the Company from 2012 to 2014 and general manager of the backplane connectors division from 2007 to 2012. Mr. Doherty was employed for approximately three years by the connection systems division of Teradyne, Inc., which was acquired by Amphenol in 2005. He does not serve on the board of directors of any public company. Mr. Doherty has been an employee of the Company or businesses acquired by the Company for approximately 16 years.

Name and Age	Principal Occupation and Other Information
Dietrich Ehrmanntraut Age 59

Vice President since 2017 and Group General Manager, Automotive Products Group of the Company since 2015. From 2014 to 2015, he was Managing Director and COO of AEG Power Solutions. Prior to that, he served in various roles at Yazaki, including as CEO of Yazaki of North America Inc. from 2010 to 2014. He does not serve on the board of directors of any public company. Mr. Ehrmanntraut has been an employee of the Company for approximately four years.

Jean-Luc Gavelle Age 58

Vice President since 2016 and Group General Manager, Interconnect and Sensor Systems Group of the Company (formerly the Global Interconnect Systems Group) since 2014. From 2012 to 2014, he was CEO of the Connection Technologies/Souriau-Sunbank Division of Esterline Corporation. Prior to that he served in various executive roles at Huber+Suhner AG for 13 years, including as COO. He does not serve on the board of directors of any public company. Mr. Gavelle has been an employee of the Company for approximately five years.

Yaobin (Richard) Gu Age 51

Vice President since 2017 and Group General Manager, Mobile Consumer Products Group of the Company since 2016. He was general manager Shanghai Amphenol Airwave Electronics Co. Ltd. from 2012 to 2015 and served in a variety of sales, business development and management roles for that unit from 2004 to 2011. He does not serve on the board of directors of any public company. Mr. Gu has been an employee of the Company for approximately 15 years.

Craig A. Lampo Age 49

Senior Vice President and Chief Financial Officer of the Company since 2015. Mr. Lampo was vice president and controller of the Company from 2004 to 2015. He was treasurer from 2004 through 2006. Mr. Lampo was a senior audit manager with Deloitte & Touche LLP from 2002 to 2004. He was an employee of Arthur Andersen LLP from 1993 to 2002. He does not serve on the board of directors of any public company. Mr. Lampo has been an employee of the Company for approximately 15 years.

Name and Age	Principal Occupation and Other Information
Zachary W. Raley Age 50

Senior Vice President of the Company since 2010 and Group General Manager, Worldwide RF and Microwave Products Group and the Cable Products group of the Company since 2007. Mr. Raley was vice president of the Company from 2007 to 2009. He does not serve on the board of directors of any public company. Mr. Raley has been an employee of the Company for approximately 23 years.

David Silverman Age 41

Senior Vice President, Human Resources of the Company since 2019, vice president human resources from 2014 to 2018 and senior director, human resources from 2013 to 2014. He was general manager of the Amphenol Alden operating unit from 2010 to 2013. Mr. Silverman was corporate business development manager of the Company from 2007 to 2010. He does not serve on the board of directors of any public company. Mr. Silverman has been an employee of the Company for approximately twelve years.

Luc Walter Age 60

Senior Vice President of the Company since 2004 and Group General Manager, Military and Aerospace Operations Group of the Company since 2016. Mr. Walter was group general manager, international military, aerospace and industrial operations group of the Company from 2004 to 2015. He was director, European military & aerospace operations from 2000 to 2003. He does not serve on the board of directors of any public company. Mr. Walter has been an employee of the Company or its subsidiaries for approximately 35 years.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee has undertaken a review of its charter, practices and procedures in order to assure continuing compliance with the provisions of the Sarbanes-Oxley Act of 2002 and related regulatory requirements promulgated by the SEC and the NYSE. Following that review, the Audit Committee confirmed its Charter and its policies and practices. The Audit Committee Charter is available on the Company's website at www.amphenol.com by clicking on "Governance Documents" at the bottom of the page under "About Amphenol", and then "Audit Committee Charter". In addition, a printed copy of the most current Audit Committee Charter will also be provided to any stockholder free of charge upon written request to Amphenol Corporation, Secretary, 358 Hall Avenue, Wallingford, Connecticut 06492.

        The Audit Committee reports as follows:

  1.
  The Audit Committee has reviewed and discussed the Company's audited financial statements for the year ended December 31, 2018 with Company management, which has primary responsibility for establishing and maintaining adequate internal financial controls, preparing the Company's quarterly and annual financial statements and for the Company's public reporting process, and with Deloitte & Touche LLP, the Company's independent accountants for 2018, which is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles and its own assessment of the Company's internal control over financial reporting.

  2.
  The Audit Committee has discussed with Deloitte & Touche LLP those matters required to be discussed by professional auditing standards including, without limitation, those matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board in rule 3200T.

  3.
  The Audit Committee has received the letter and written disclosures from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence and has discussed with Deloitte & Touche LLP that firm's independence. The Audit Committee has also determined that Deloitte & Touche LLP's provision of audit and non-audit services to the Company is compatible with that firm's independence.

  4.
  Based on the review and discussions referred to above, the Audit Committee has recommended to the Board and the Company that the audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission. The Audit Committee has also selected Deloitte & Touche LLP as independent accountants of the Company for fiscal year 2019.

Audit Committee Edward G. Jepsen, Chairman Ronald P. Badie Stanley L. Clark David P. Falck

AUDIT AND NON-AUDIT FEES

        Fees billed to the Company by Deloitte & Touche LLP, our independent auditor, for services rendered in 2018 and 2017 were as follows:

Type of Fees	2018	2017
	($ in thousands)
Audit Fees	$5,971	$6,025
Audit-Related Fees(1)	14	17
Tax Fees(2)	82	148
All Other Fees(3)	255	145

Total	$6,322	$6,335

(1)
"Audit-Related Fees" in 2018 and 2017 primarily consisted of post-closing acquisition-related assistance.

(2)
"Tax Fees" in 2018 and 2017 are fees for tax compliance, tax advice and tax planning primarily related to certain international tax matters.

(3)
"All Other Fees" are fees for any services not included in the first three categories and primarily reflect fees related to the Company's bond offerings.

PRE-APPROVAL OF AUDITOR SERVICES

        The Audit Committee has adopted and implemented approval policies and procedures related to the provision of permissible audit, audit-related, tax and other non-audit services by the Company's independent accountants. Under these procedures, the Audit Committee has pre-approved the use of the independent accountants for specific types of services. These specific types of services include, but are not limited to, instances where total fees are not expected to exceed $25,000 plus reimbursable expenses in connection with audits, services provided in connection with audits, merger and acquisition due diligence, tax services, internal control reviews and reviews of employee benefit plans. The Audit Committee has elected to delegate pre-approval authority to the Chairman of the Audit Committee. All engagements performed by the Company's independent accountants are to be reported to the Audit Committee on no less frequently than a quarterly basis. Any permitted services by Deloitte where the estimated cost of such services is expected to exceed $25,000 for any given project must be pre-approved by the Audit Committee or the Chairman of the Audit Committee to ensure compatibility with maintaining the accountants' independence. In 2018, all fees for permitted services were pre-approved in accordance with these policies.

HIRING RESTRICTIONS ON FORMER EMPLOYEES OF AUDITOR

        The Audit Committee has also reviewed and confirmed Company policies and procedures imposing restrictions on the hiring of certain individuals employed by or formerly employed by the Company's independent accountants including any employee or former employee of the Company's independent accountants who currently has or who has previously had any responsibility for the performance of any audit work for the Company or any involvement with the certification of the Company's financial statements.

 PROPOSAL 2. RATIFICATION OF INDEPENDENT ACCOUNTANTS

        The Audit Committee of the Board of Directors has considered the performance and qualifications of Deloitte & Touche LLP and has selected Deloitte & Touche LLP to act as independent accountants to examine the financial statements of the Company for the current fiscal year. Deloitte & Touche LLP has acted as independent accountants for the Company since 1997, and the Audit Committee and management have considered and believe it desirable and in the best interests of the Company to continue the engagement of that firm. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. Such representatives are expected to have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

        If the selection of Deloitte & Touche LLP is not ratified by an affirmative vote of a majority of the shares, present in person or represented by proxy at the Annual Meeting, the Audit Committee will review its future selection of independent accountants in light of that result.

        The Board is asking stockholders to approve the following advisory resolution at the 2019 Annual Meeting:

        RESOLVED, that the selection by the Audit Committee of the Board of Directors of the firm of Deloitte & Touche LLP as independent public accountants for the Company for the year 2019 is hereby RATIFIED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ADVISORY RESOLUTION FOR RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

 COMPENSATION DISCUSSION & ANALYSIS

        Overview of Compensation.     The Compensation Committee of the Board (referred to in this Compensation Discussion & Analysis as the "Committee") has responsibility for establishing, implementing and continually monitoring adherence with the Company's compensation philosophy and guidelines. A primary goal of the compensation philosophy and these guidelines is to align the interests of management with the stockholders to drive stockholder value through performance. The Committee strives to ensure that the total compensation paid to executive officers and key management employees is appropriate and reasonable, while, at the same time, capable of attracting, motivating and retaining the executive officers and key management employees of the Company. The Committee endeavors to keep the structure of the Company's compensation programs simple, transparent, consistent and broad-based. The Company's core management compensation programs include base salary, an annual performance-based incentive plan payment opportunity, annual stock option awards, insurance benefits and retirement benefits.

        Throughout this proxy statement, the Company's Chief Executive Officer and the Chief Financial Officer together with the three other individuals included in the Summary Compensation Table on page 37, are referred to as the "named executive officers". References to "executive officers and key management employees" in this proxy statement relate to the approximately 750 management personnel of the Company, including the named executive officers, who participated in the Company's core management compensation programs in 2018.

        The Committee has concluded that its compensation policies and programs are not reasonably likely to create incentives for employees that may cause such employees to take excessive or inappropriate risks which could have a material adverse effect on the Company.

        Say on Pay.     At the 2018 Annual Meeting, the Company's stockholders cast a non-binding advisory vote regarding the compensation of the Company's named executive officers as disclosed in the proxy statement for the 2018 Annual Meeting of Stockholders. The proposal received overwhelming support with more than 94% of the shares voted being cast in favor of the proposal. The Board appreciates this show of support, which reaffirms to the Board that the Company's current management compensation policies and programs support our stockholders' objectives. The Company believes the philosophy and objectives of its management compensation program, as well as the implementation of the elements of the compensation program, are appropriately geared towards aligning the interests of management with the stockholders to drive stockholder value. No material changes were made to the structure of the Company's core management compensation programs in 2018.

        The Compensation Committee.     The Committee is currently composed of four independent directors. The activities and actions of the Committee are subject to the review of the full Board. All actions of the Committee are reported to the Board no later than the next subsequent meeting of the full Board following any Committee action.

        The Committee has responsibility, from time to time, but at least annually, to:

  •
  Review and approve the overall compensation philosophy and guidelines for all executive officers and key management employees of the Company and its subsidiaries.

  •
  Complete an annual performance evaluation of itself.

  •
  Review and approve changes as necessary and appropriate to the Company's annual Management Incentive Plan and the Company's Stock Option Plans as described beginning on pages 27 and 29, respectively.

  •
  Review and approve the goals relevant to compensation for, and evaluate the performance of, the Company's Chief Executive Officer, determine and approve, as deemed necessary and appropriate,

    any changes in his compensation and approve any performance based incentive plan payments and/or any option awards to the Company's Chief Executive Officer.

  •
  Review and approve recommendations from the Company's Chief Executive Officer related to the performance-based incentive plan awards and stock option awards and other related matters for all other executive officers and key management employees.

  •
  Review and approve recommendations from the Company's Chief Executive Officer related to specific adjustments to individual base salary and incentive plan targets and allocations for all executives reporting directly to the Chief Executive Officer and the other top 20 paid executives of the Company based on annual base salary for employees of the Company and its subsidiaries.

  •
  Review and approve the Compensation Committee Report for inclusion in the Company's annual proxy statement.

        Role of Compensation Consultant in Compensation Decisions.     The Committee has retained Meridian Compensation Partners,  LLC, an independent compensation consultant, to advise it from time to time on executive and board compensation matters. Meridian reports directly to the Committee and the Committee has sole authority to negotiate the terms of service, including all fees paid to Meridian. In 2018, in conjunction with the Committee's annual review of executive compensation, Meridien was also asked to provide market data for executive compensation at companies similar in size to Amphenol. Meridian does not make any decisions relating to the creation or implementation of compensation policies or programs. The Committee and Meridian both evaluated Meridian's independence in 2018 and concluded that Meridian is independent of the Company.

        Role of Executive Officers in Compensation Decisions.     In establishing, reviewing and assessing the appropriateness of compensation levels and adjustments in compensation levels for the executive officers (other than the Chief Executive Officer) and key management employees, the Committee considers the recommendations of certain executive officers of the Company. Mr. Norwitt is particularly involved. Mr. Norwitt and certain executive officers of the Company review the performance and compensation of the executive officers and key management employees at least annually and any prospective senior management employees as necessary. As part of this process general compensation surveys may be considered. These surveys are generally comprised of widely available information which is generally accessible for purchase or provided without charge to the Company in exchange for participation in the survey. The Company's human resources department, including the Senior Vice President, Human Resources, provides data, information and feedback based on its general knowledge of compensation inside and outside of the Company. The accounting department and legal department, including the executive officers in those departments, also compile and analyze data and share this with Mr. Norwitt. The recommendations of these executive officers, including Mr. Norwitt, regarding any salary adjustments, annual performance-based incentive plan payments and annual option award amounts based on individual and operating unit performance, are presented to the Committee. The Committee exercises its discretion in modifying and approving any such recommendations. The Committee's compensation actions are then submitted to the full Board for ratification and approval. Mr. Norwitt consults with the Committee on essentially all compensation matters but does not participate in the evaluation or determination of his own compensation.

        Mr. Norwitt does not vote on any compensation matters considered by the Committee. However, he is available to the Committee as an additional resource to respond to questions and discuss individual and operating unit performance, as well as related compensation matters. The Committee also meets informally from time to time and in executive session following each meeting to discuss compensation matters without Company employees present.

        Philosophy and Objectives of Compensation Program.     The Committee continues to strive to develop, refine and implement a complete and straightforward compensation program that helps to attract, motivate and retain the executive officers and key management employees, and that remains competitive with comparable companies. The program is designed to promote decision making geared to increasing stockholder value by rewarding executive officers and key management employees who contribute to increasing stockholder value. The Committee believes that to further these objectives, executive compensation packages should include both cash and equity-based compensation as well as reasonable benefits.

        Elements of Compensation Program.     The Committee endeavors to provide an appropriate mix of different elements of compensation, including finding a balance among (i) fixed versus at-risk compensation, (ii) current versus long-term compensation, (iii) cash versus equity-based compensation and (iv) basic benefits. Cash payments primarily reward current year performance and equity-based awards encourage key management employees, including the named executive officers, to continue to deliver results over a longer period of time and serve as a retention tool. The Committee generally strives to provide equity-based compensation at a level sufficient to drive an appropriate amount of focus on the long-term performance of the Company. The compensation program for all executive officers and key management employees, including the named executive officers, includes the following elements:

  •
  Base Salary

  •
  Performance-Based Incentive Plans

  •
  Stock Option Plans

  •
  Insurance Benefits

  •
  Retirement Benefits

        Base Salary.     The Company establishes base salary to provide fixed income at approximately the median level for executives of comparable companies with similar responsibilities. Several elements are considered in setting base salary, including the size, scope and complexity of the executive officer's or key management employee's responsibilities. Position, geography and economic and market conditions are also considered, particularly with respect to retention. Base salary must be reasonable, fair and competitive. The Committee also considers the historical, current and forecasted performance of the Company and individual operating units, and the contributions or expected contributions of each executive officer or key management employee to those results when considering proposed adjustments to base salary. Salary levels for all executive officers and key management employees are reviewed and typically adjusted annually. Salary levels are also typically reviewed and may be adjusted in connection with a change in job responsibilities.

        Performance-Based Incentive Plans.     Executive officers and key management employees, including the named executive officers (with the exception of key sales and marketing employees who typically have their own sales incentive or commission plans and from time-to-time certain key employees of newly acquired companies who had or have their own incentive plans), were eligible to receive payments pursuant to the 2018 Management Incentive Plan (the "2018 Management Incentive Plan"). The Committee has reviewed and approved the 2019 Management Incentive Plan (the "2019 Management Incentive Plan") with terms that are substantially the same as the 2018 Management Incentive Plan. The 2019 Management Incentive Plan and the 2018 Management Incentive Plan are collectively hereinafter referred to as the "incentive plan". Target payments under the incentive plan when added to fixed base salary are intended to generate total annual cash compensation for participating Company employees that the Company believes is reasonable, fair and competitive with annual cash compensation paid to similarly situated employees in comparable positions at other companies with comparable size and performance.

        Incentive plan payments, when made, have historically totaled in the aggregate less than 2% of the annual consolidated operating income for the Company. There were approximately 440 participants in the 2018 Management Incentive Plan. Approximately 370 participants were paid approximately $23 million representing approximately 1.5% of the Company's consolidated operating income for 2018. Approximately 70 participants received no incentive plan payment for 2018 performance. There are currently approximately 450 participants in the 2019 Management Incentive Plan who, at achievement of 100% of 2019 performance targets and goals, would be paid an aggregate of approximately $19 million.

        The incentive plan provides participants with a cash bonus opportunity if certain individual, operating unit and/or Company goals are achieved. A "responsibility unit" in the discussion below refers to the group or business unit for which the employee has management responsibility or to which he or she is assigned. For executive officers and key management employees with global headquarters roles (i.e., Company-wide responsibilities), such as Messrs. Norwitt and Lampo, the Company is considered the responsibility unit. For Messrs. Doherty, Gavelle and Walter, the group over which each served as Group General Manager in 2018 is considered the responsibility unit.

        The incentive plan is intended to reward participants upon the achievement of the goals for their respective responsibility unit, with discretion for qualitative individual, operating unit and Company performance factors. No annual incentive payments will be made if a threshold performance level is not achieved, absent the occurrence of extenuating circumstances that, in the discretion of the Committee, merit an exception to the threshold performance requirement. As a general rule, the threshold performance requirement for consideration of any incentive plan payment for employees with Company-wide responsibilities is year-over-year growth in Company EPS and for other employees is year-over-year growth in the operating income of their respective responsibility units.

        Incentive plan payment amounts are calculated by multiplying three factors together: (i) a participant's annual base salary, (ii) a participant's incentive plan target percentage and (iii) a participant's incentive plan multiplier.

        Incentive plan target percentages for each participant are established at the beginning of each year, occasionally subject to adjustment mid-year. Incentive plan target percentages for participants in the 2018 Management Incentive Plan ranged from 5% to 125% of annual base salary.

        The incentive plan multiplier is determined for each participant after the end of each year by analyzing a number of quantitative factors, subject to qualitative adjustment, as discussed in more detail below. The maximum incentive plan multiplier any recipient may be awarded is 200%. The incentive plan does not guarantee any minimum incentive plan multiplier to any participant. For 2018, participants received incentive plan multipliers ranging from 0% to 200%.

        A participant's incentive plan multiplier is based primarily on responsibility unit performance against quantitative measures established at the beginning of each year. In addition, consideration is given, when appropriate, to certain qualitative factors to pass the test of reasonableness and consistency. The quantitative portion of the incentive plan multiplier is contingent upon the Company's achievement and/or the applicable responsibility unit's achievement of performance targets and/or goals.

        The Company continues to believe that the key drivers to generating stockholder value are revenue growth, operating income growth and EPS growth. In 2018 the quantitative performance criteria for (i) participants with Company-wide responsibilities was based on Company revenue and Adjusted Diluted EPS growth in 2018 over 2017 and (ii) other participants was primarily based on responsibility unit revenue and operating income growth in 2018 over 2017 and actual performance in 2018 as compared to 2018 budget. Revenue growth and operating income growth are calculated in local currency for executive officers and key management employees with responsibility units outside the United States.

        The specific targets to be achieved by Messrs. Norwitt and Lampo to attain a 100% quantitative portion of the incentive plan multiplier under the incentive plan in 2018 were (i) Company revenue growth of at least 7%, and (ii) Company Adjusted Diluted EPS growth of at least 11%. To achieve a 200% quantitative portion of the incentive plan multiplier under the incentive plan in 2018 would have required Company revenue growth and Company Adjusted Diluted EPS growth of at least two- and one-half times the levels required for a 100% quantitative portion of the incentive plan multiplier. In calculating the incentive plan multiplier, Company Adjusted Diluted EPS growth and Company revenue growth are given equal weighting. The specific targets to be achieved by Messrs. Doherty, Gavelle and Walter to attain a 100% incentive plan multiplier under the 2018 incentive plan were (i) responsibility unit revenue growth of at least 7% and (ii) responsibility unit operating income growth of at least 11%.

        In addition, for executives that do not have global headquarters roles, such as Messrs. Doherty, Gavelle and Walter, the incentive plan multiplier is adjusted up or down based on responsibility unit achievement to responsibility unit budget. To achieve a 200% quantitative portion of the incentive plan multiplier under the incentive plan in 2018 required responsibility unit revenue growth and responsibility unit operating income growth of at least two- and one-half times the levels required for a 100% quantitative portion of the incentive plan multiplier. In calculating the incentive plan multiplier, responsibility unit operating income growth and responsibility unit revenue growth are given equal weighting. If there is no operating income growth or Adjusted Diluted EPS growth, as applicable, the impact to the incentive plan multiplier is at the discretion of the Committee, but generally has resulted in an incentive plan multiplier of 0%. For purposes of making all calculations for incentive plan purposes using these ranges, responsibility unit operating income is adjusted for other expenses recorded below operating income and for certain amortization expense.

        Once the quantitative portion of the incentive plan multiplier is established, management and/or the Committee, as applicable, consider various qualitative factors and may adjust the incentive plan multiplier accordingly. The qualitative analysis is designed to ensure that a participant is rewarded for responsibility unit performance and individual performance, but also to provide a means to ensure the awards are fair and meet the other goals of the Committee in determining executive compensation. In 2018, the aggregate qualitative adjustment with respect to all participants in the incentive plan was an increase of approximately 2.0% of the total amount calculated pursuant to the quantitative measures. There was no qualitative adjustment with respect to Messrs. Norwitt and Lampo.

        In 2019 there is no change in the quantitative performance criteria for the 2019 Management Incentive Plan as compared to the 2018 Management Incentive Plan. Thus, for those executives with Company-wide responsibility, the targets to achieve a 100% quantitative portion of the incentive plan multiplier under the 2019 Management Incentive Plan will be (i) Company revenue growth of at least 7%, and (ii) Company Adjusted Diluted EPS growth of at least 11%.

        Stock Option Plans.     Granting stock options serves to maintain the alignment of the interests of the Company's executive officers and key management employees with its stockholders and allows executive officers and key management employees to participate in the long-term growth and profitability of the Company. The Committee believes that granting stock options helps create competitive levels of compensation and provides an opportunity for increased equity ownership by executive officers and key management employees (including the named executive officers). All currently outstanding employee stock option grants have a five-year vesting period, with 20% vesting each year. The Committee believes this extended vesting schedule helps retain executive officers and key management employees and encourages them to make decisions that achieve a healthy balance between short and long-term Company performance. Assuming the minimum service requirements have been satisfied, vesting would be immediately accelerated upon death, or under certain circumstances, disability (as defined in the plans). The Committee has discretion to allow continued vesting of unvested options following termination of employment due to retirement at age 65 or older with at least five years of employment with the Company or following termination of employment due to retirement at age 55 or older with at least ten years of employment with the Company. With respect to anyone who is not a direct report of the Chief Executive Officer, the discretion to continue vesting has been delegated to the Chief Executive Officer. Vesting stops under most other termination situations. The potential for continued vesting incentivizes the executives to prioritize both short and long-term performance for the Company. The total expense for options granted each year is typically in the range of approximately 3% to 5% of the Company's annual budgeted consolidated operating income for such year.

        The employee stock option plan is administered by the Committee. The Committee will consider recommendations of the Chief Executive Officer and other senior management employees of the Company and determine those employees of Amphenol and its subsidiaries who will be eligible to receive options, the number and the terms and conditions of each option grant, the form of the option agreement and any conditions on the exercise of an option award.

        In determining the number of options to be granted to an individual employee, a value is imputed for each option, with reference to the Company's then current stock price and the estimated Black-Scholes valuation for option grants. The Committee also considers information regarding the total amount of options available, an individual's base salary, the amount of stock options, if any, previously awarded to an individual, an individual's past and expected future contributions to the Company's financial performance and an individual's responsibilities for assisting the Company in achieving its long-term strategic goals.

        The Committee has historically made annual awards of stock options in the second quarter of each year. Newly hired or promoted executive officers or key management employees have on occasion received an award of stock options at or near the date of appointment. The Committee does not grant stock options with an exercise price that is less than the closing price of the Common Stock on the grant date.

        Insurance Benefits.     Each executive officer and key management employee (including the named executive officers) is offered the same health and life insurance benefits as other employees working at the same location. The Company also makes a contribution to group term life insurance on behalf of substantially all U.S.-based salaried employees (including the named executive officers) on the same terms and conditions as similarly situated U.S. based salaried employees for which the Company is required to impute compensation for amounts in excess of $50,000 net of employee payments, see table of All Other Compensation under footnote (4) on page 38. Key management employees outside of the U.S. participate in the same insurance programs on the same terms and conditions as similarly situated salaried employees.

        Retirement Benefits.     U.S.-based salaried employees (including the named executive officers) may participate in the Company's Pension Plan, Supplemental Employee Retirement Plan, or SERP, a non-qualified supplemental defined contribution program, or DC SERP, and in the Company's 401(k) programs on the same terms and conditions as similarly situated U.S.-based salaried employees. For more information on the Pension Plan, the SERP, the DC SERP and 401(k) programs, and each named executive officer's participation, see the section entitled Pensions and Deferred Compensation beginning on page 42. As certain of the retirement programs are unfunded, i.e. the SERP and the DC SERP, the Company's executives are incentivized to look after the long-term health of the Company. Key management employees outside of the U.S. participate in the same retirement programs on the same terms and conditions as similarly situated salaried employees.

        Perquisites/Other.     Mr. Norwitt was provided with car and driver services in 2018. Mr. Norwitt continues to receive car and driver services in 2019.

Compensation of Named Executive Officers

        Company Performance —When reviewing compensation, the Committee reviewed the Company's 2018 financial results. The Company's 2018 financial results have been prepared in conformity with GAAP, and reported in the consolidated financial statements included in the Company's 2018 Annual Report on Form 10-K. In addition to reviewing relevant GAAP financial measures, the Committee considered non-GAAP measures which it believes are also relevant in gauging year-over-year performance. Thus, Adjusted Operating Income, Adjusted Diluted EPS and Adjusted Operating Margins were considered by the Committee.1

        In 2018, the Company set new records in sales, earnings and profitability, while also driving excellent sales and earnings growth. Sales reached a record $8.2 billion in 2018, growing a strong 17% year-over-year, while Adjusted Diluted EPS grew 21% to $3.77. At the same time, the Company improved profitability, with Adjusted Net Income as a percentage of sales increasing to 14.4% and Adjusted Operating Margin reaching 20.7%, both Company records.

        The non-GAAP financial measures should be read in conjunction with the Company's financial statements presented in accordance with GAAP. See Item 7—Management's Discussion and Analysis of Financial Condition and Results of Operations to the Company's 2018 Annual Report on Form 10-K for further details.

  •
  Adjusted Diluted EPS is defined as diluted earnings per share (as reported in accordance with GAAP), excluding income and expenses and their specific tax effects, that are not directly related to the Company's operating performance during the years presented. Adjusted Diluted EPS is calculated as Adjusted Net Income attributable to Amphenol Corporation, as defined below, divided by the weighted average outstanding diluted shares as reported in the Company's Consolidated Statements of Income.

  •
  Adjusted Net Income attributable to Amphenol Corporation is defined as Net income attributable to Amphenol Corporation, as reported in the Consolidated Statements of Income, excluding income and expenses and their specific tax effects that are not directly related to the Company's operating performance during the applicable time period.

  •
  Adjusted Operating Income is defined as Operating income, as reported in the Consolidated Statements of Income, excluding income and expenses that are not directly related to the Company's operating performance during the applicable time period.

  •
  Adjusted Operating Margin is defined as Adjusted Operating Income (as defined above) expressed as a percentage of Net sales (as reported in the Consolidated Statements of Income).

        Pay Mix —Compensation programs for the named executive officers emphasize at-risk, performance-based elements geared to encourage management to generate stockholder value, namely stock options and incentive plan compensation linked to goals that encourage growth in revenue, operating income and/or EPS. Fixed compensation elements, such as base salary, retirement benefits and other compensation are designed to be market competitive for purposes of retention, and to a lesser extent, recruitment.

        For the Company's Chief Executive Officer, fixed compensation elements including salary and "all other compensation" comprised approximately 13% of his total 2018 compensation. His at-risk compensation linked to increasing stockholder value comprised approximately 87% of his total 2018 compensation. These at-risk elements include stock options granted with an exercise price equal to the

        (1)Explanation of Non-GAAP Financial Measures.    In addition to assessing the Company's financial condition, results of operations, liquidity and cash flows in accordance with GAAP, management and the Committee utilize certain non-GAAP financial measures defined below when assessing employee compensation measures. Management and the Committee believe that these non-GAAP financial measures are helpful in assessing the Company's overall financial performance, trends and year-over-year comparative results, in addition to the reasons noted below. Non-GAAP financial measures related to operating income, operating margin, net income attributable to Amphenol Corporation and diluted EPS exclude income and expenses that are not directly related to the Company's operating performance during the applicable time period. Items excluded in such non-GAAP financial measures in any period may consist of, without limitation, acquisition-related expenses, refinancing-related costs, and certain discrete tax items including but not limited to (i) the impact of the Tax Cuts and Jobs Act enacted on December 22, 2017 (the "Tax Act") and (ii) the excess tax benefits related to stock-based compensation that may arise during such periods due to the Tax Act's reduction of a substantial portion of such future tax benefits.

closing price of the Company's Common Stock on the date of grant which only generate value if the Company's share price increases after the grant date. The value ascribed to the options for purposes of calculating percentages in this paragraph is the grant date fair value calculated in accordance with ASC Topic 718, as further described in footnote (1) to the Summary Compensation Table on page 37. The other at-risk compensation is incentive-plan compensation which historically has required year-over-year EPS growth before any amount is paid in addition to other considerations designed to motivate the Chief Executive Officer to generate stockholder value, and rewards the Chief Executive Officer when Company revenues and EPS grow. As pension benefits for our Chief Executive Officer were frozen effective December 31, 2006 along with all other similarly situated United States-based employees of the Company, and thus he is not accruing any additional pension benefits, change in pension value is not considered in the calculation. For the Company's other named executive officers as a group, fixed compensation elements comprised approximately 19% of total 2018 compensation while at-risk compensation comprised approximately 81% of total 2018 compensation. As with the Chief Executive Officer, the fixed compensation elements for the other named executive officers include salary, retirement benefits and "all other compensation", while the at-risk items include stock options and incentive plan compensation linked to goals that encourage growth in revenues and either EPS or operating income, depending on the role of the named executive officer.

        CEO Compensation —Mr. Norwitt's annual base salary at the beginning of 2019 was increased by approximately 13% from $1,130,000 to $1,275,000. Mr. Norwitt's incentive plan target percentage pursuant to the 2019 Management Incentive Plan was increased from 125% to 140%. In its deliberations about whether and how to adjust these two elements of Mr. Norwitt's compensation, the Committee concluded that Mr. Norwitt should receive a higher percentage increase to his base salary and incentive plan target percentage than in prior years. This determination was made in consideration of the Company's record financial performance in 2018 (including record revenues, Adjusted Operating Margin and Adjusted Diluted EPS), the Company's track record of success under Mr. Norwitt's 10 years as Chief Executive Officer, as well as the Company's increased size, headcount, number of facilities and the overall increased scale and complexity of the Company's business during that same time period. The Committee also considered the annual base salary and target bonus percentages of chief executive officers of similarly-sized companies in the electronics industry based on information provided by Meridian. Meridian also confirmed to the Committee that all such changes generally aligned with prevailing market levels.

        Based on calculations described in the section entitled Performance-Based Incentive Plans above, the quantitative portion of Mr. Norwitt's incentive plan multiplier in 2018 was calculated to be 170%, the same percentage calculated for all named executive officers and key management employees with global headquarters roles. His incentive plan payment pursuant to the 2018 Management Incentive Plan was $2,401,250, representing a product of his 2018 base salary of $1,130,000 multiplied by his incentive plan target percentage of 125%, multiplied by the global headquarters incentive plan multiplier of 170%. This was approximately 213% of his 2018 base salary as compared to a maximum possible payout under the 2018 Management Incentive Plan of 250% of his 2018 base salary.

        In May 2018, Mr. Norwitt was awarded 500,000 options pursuant to the 2017 Option Plan with an exercise price of $87.98. The option award reflects the Board's confidence in his leadership, and is designed to further align Mr. Norwitt's interests with the Company's stockholders to generate long-term stockholder value.

        In 2018, Mr. Norwitt was provided with car and driver services. These services allow him to work more efficiently and facilitate his ability to communicate with the Company's global organization. The Company expenses associated with this car and driver were $20,044. The imputed value of compensation for group term life insurance provided to Mr. Norwitt in 2018 in excess of $50,000, net of employee payments, was $3,510. The Company continues to provide Mr. Norwitt with car and driver services and to contribute to his group term life insurance in 2019.

        Mr. Norwitt continues to participate in the Pension Plan (further described in the section entitled Pension Plan Background commencing on page 42), but his benefits under such Pension Plan were frozen effective December 31, 2006. Notwithstanding that Mr. Norwitt's Pension Plan benefits have been frozen, there was a change in his pension value because of changes in actuarial assumptions in 2018 as compared to 2017. In 2018, Mr. Norwitt received a 401(k) match of $14,000. The Company made notational contributions to a non-qualified supplemental defined contribution plan, or DC SERP, on behalf of Mr. Norwitt for 2018 of $131,556. Mr. Norwitt continues to participate in the 401(k) Plan and the DC SERP in 2019.

        Other Named Executive Officers' Compensation.     For each of the other named executive officers, in determining incentive plan payments and stock option awards for 2018, and base salary and incentive plan target adjustments for 2019, the Committee considered each executive's overall performance. In the case of Mr. Lampo, the Committee evaluated the overall performance of the Company and his respective contributions to that performance. In the case of Messrs. Doherty, Gavelle and Walter, the Committee evaluated their contributions to the performance and results of the group over which each served as Group General Manager.

        Mr. Lampo.     In January 2019, Mr. Lampo's annual base salary was increased by approximately 7% from $525,000 to $560,000. This increase reflects his ongoing development in the Chief Financial Officer role he assumed in July 2015.

        Mr. Lampo's payment pursuant to the 2018 Management Incentive Plan was $580,125, representing a product of his 2018 base salary of $525,000 multiplied by his incentive plan target percentage of 65%, multiplied by the global headquarters incentive plan multiplier of 170%. This was approximately 111% of his 2018 base salary as compared to a maximum possible payout under the 2018 Management Incentive Plan of 130% of his 2018 base salary.

        Mr. Lampo's incentive plan target percentage pursuant to the 2019 Management Incentive Plan has been increased from 65% to 75% of his base salary in 2019 to further emphasize performance-based compensation. His potential 2019 Management Incentive Plan payment will range from 0% to 150% of his base salary.

        In May 2018, Mr. Lampo was awarded 170,000 options pursuant to the 2017 Option Plan with an exercise price of $87.98.

        The imputed value of compensation for group term life insurance provided to Mr. Lampo in 2018 in excess of $50,000, net of employee payments, was $1,793. In 2019, the Company continues to contribute to Mr. Lampo's group term life insurance. Mr. Lampo continues to participate in the Pension Plan, but his benefits under such Pension Plan were frozen effective December 31, 2006 as described in the section entitled Pension Plan Background commencing on page 42. Notwithstanding that Mr. Lampo's pension plan benefits have been frozen, there was a change in his pension value because of changes in actuarial assumptions in 2018 as compared to 2017. In 2018, Mr. Lampo received a 401(k) match of $14,000. The Company made notational contributions to the DC SERP on behalf of Mr. Lampo for 2018 of $31,025. He also continues to participate in the 401(k) plan and the DC SERP in 2019.

        Mr. Doherty.     In January 2019, Mr. Doherty's annual base salary was increased by approximately 5% from $475,000 to $500,000, to reflect his expanded responsibilities leading the Information, Communications and Commercial Products Group.

        Mr. Doherty's payment pursuant to the 2018 Management Incentive Plan was $571,188, representing the product of his 2018 base salary of $475,000 multiplied by his incentive plan target percentage of 65%, multiplied by his incentive plan multiplier of 185%. This was approximately 120% of his 2018 base salary, as compared to a maximum possible payout under the 2018 Management Incentive Plan of 130% of his base salary.

        Mr. Doherty's incentive plan target percentage pursuant to the 2019 Management Incentive Plan remains at 65% of his base salary in 2019, which represents a continued emphasis on performance-based compensation. His potential 2019 Management Incentive Plan payment will range from 0% to 130% of his base salary. This variable, at-risk compensation is designed to incentivize performance in line with the core goal of increasing revenue and operating income growth within Mr. Doherty's group.

        In May 2018, Mr. Doherty was awarded 125,000 options pursuant to the 2017 Option Plan with an exercise price of $87.98.

        The imputed value of compensation for group term life insurance provided to Mr. Doherty in 2018 in excess of $50,000, net of employee payments, was $2,473. In 2019, the Company continues to contribute to Mr. Doherty's group term life insurance. Mr. Doherty does not participate in any Company pension plan. In 2018, Mr. Doherty received a 401(k) match of $15,255. The Company made notational contributions to the DC SERP on behalf of Mr. Doherty for 2018 of $32,313. He also continues to participate in the 401(k) Plan and the DC SERP in 2019.

        Mr. Gavelle.     Mr. Gavelle is employed by a Hong Kong-based subsidiary of the Company. For purposes of this proxy statement compensation amounts paid or calculated have been converted to US dollars.* In January 2019, Mr. Gavelle's annual base salary was increased by approximately 10% from $388,129 to $426,184 (using a budgeted exchange rate of 0.1280 as reported by Bloomberg on January 4, 2019) , in recognition of the additional leadership responsibilities he assumed as Group General Manager of the newly formed Interconnect and Sensor Systems Group, a position he assumed in June 2018. In connection with assuming these additional responsibilities, in June 2018, Mr. Gavelle's 2018 incentive plan target percentage was increased from 50% to 60%, reflecting his increased level of responsibility.

        Mr. Gavelle's payment pursuant to the 2018 Management Incentive Plan was $400,058. This payment amount was calculated by taking his 2018 base salary in local currency, multiplying by (a) 5/12 of 50% (representing his applicable incentive plan target percentage from January to May 2018), (b) 7/12 of 60% (representing his applicable incentive plan target percentage from June to December 2018), and (c) his incentive plan multiplier of 185%. The amount was converted to US dollars using the Bloomberg rate of 0.1257 in January 2019, the month in which it was paid. This was approximately 103% of his 2018 base salary, as compared to a maximum possible payout under the 2018 Management Incentive Plan of 112% of his base salary

        Mr. Gavelle's incentive plan target percentage pursuant to the 2019 Management Incentive Plan remains at 60% of his base salary in 2019, which represents a continued emphasis on performance-based compensation. His potential 2019 Management Incentive Plan payment will range from 0% to 120% of his base salary. This variable, at-risk compensation is designed to incentivize performance in line with the core goal of increasing revenue and operating income growth within Mr. Gavelle's group.

        In May 2018, Mr. Gavelle was awarded 125,000 options pursuant to the 2017 Option Plan with an exercise price of $87.98.

        Mr. Walter.     In January 2019, Mr. Walter's annual base salary was increased by approximately 3%, from $600,000 to $618,000, in line with the average inflationary increase generally given to other salaried employees of the Company in the United States.

*
Unless otherwise noted, payments or calculations made to Mr, Gavelle for any given month are converted using the average monthly US dollar to Hong Kong dollar exchange rate for such month as reported by Bloomberg. The monthly rates for converting Hong Kong dollars to US dollars from January 2018 to January 2019 were 0.1279, 0.1279, 0.1275, 0.1274, 0.1274, 0.1274, 0.1274, 0.1274, 0.1276, 0.1276, 0.1277, 0.1279 and 0.1275, respectively.

        Mr. Walter's payment pursuant to the 2018 Management Incentive Plan was $780,000, representing the product of his 2018 base salary of $600,000 multiplied by his incentive plan target percentage of 65%, multiplied by his incentive plan multiplier of 200%. This was 130% of his 2018 base salary, which was the maximum possible payout under the 2018 Management Incentive Plan for Mr. Walter.

        Mr. Walter's incentive plan target percentage pursuant to the 2019 Management Incentive Plan remains at 65% of his base salary in 2019, which represents a continued emphasis on performance-based compensation. His potential 2019 Management Incentive Plan payment could therefore range from 0% to 130% of his base salary. This variable, at-risk compensation is designed to incentivize performance in line with the core goal of increasing revenue and operating income growth within Mr. Walter's group.

        In May 2018, Mr. Walter was awarded 125,000 options pursuant to the 2017 Option Plan with an exercise price of $87.98.

        The imputed value of compensation for group term life insurance provided to Mr. Walter in 2018 in excess of $50,000, net of employee benefits, was $9,095. In 2019, the Company continues to contribute to Mr. Walter's group term life insurance. Mr. Walter continues to participate in the Pension Plan but his benefits under such plan have been frozen as described in the section entitled Pension Plan Background commencing on page 42. Notwithstanding that Mr. Walter's Pension Plan benefits have been frozen, there was a change in pension value because of changes in actuarial assumptions in 2018 as compared to 2017. In 2018, Mr. Walter received a 401(k) match of $13,750. The Company made notational contributions to the DC SERP on behalf of Mr. Walter for 2018 of $46,410. Mr. Walter continues to participate in the 401(k) plan and the DC SERP in 2019.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee consists of four directors who are independent directors as defined under the NYSE Listing Standards and the Company's Governance Principles. The Compensation Committee has undertaken a review of its Charter, practices and procedures. A copy of the current Compensation Committee Charter is available on the Company's website at www.amphenol.com by clicking on "Governance Documents" at the bottom of the page under "About Amphenol", and then "Compensation Committee Charter".

        The Compensation Committee reports that it has reviewed and discussed the Compensation Discussion & Analysis with management. Based on this review and discussion, the Compensation Committee has recommended to the Company's Board of Directors that the Compensation Discussion & Analysis be included in this 2019 proxy statement.

Compensation Committee John R. Lord, Chairman Stanley L. Clark John D. Craig David P. Falck

Compensation Committee Interlocks and Insider Participation

        Messrs. Clark, Craig, Falck and Lord serve on the Compensation Committee. None of Messrs. Clark, Craig, Falck or Lord is or formerly was an employee or officer of the Company. Mr. Norwitt is the only Board member who was also an employee of the Company during 2018. Mr. Norwitt does not serve on the board of directors of any other company (other than non-public subsidiaries of the Company).

SUMMARY COMPENSATION TABLE

        The following table summarizes the total compensation provided by the Company to the named executive officers for 2016, 2017 and 2018, except in the case of Mr. Doherty who was not a named executive officer prior to 2017 and Mr. Gavelle who was not a named executive officer prior to 2018.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non- Equity Incentive Plan Compen- sation ($)(2)		Change in Pension Value and Nonquali- fied Deferred Compensa- tion Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)

R.A. Norwitt	2018	1,130,000		0	n/a	6,410,000	2,401,250		0	169,110	10,110,360
President & CEO	2017	1,093,000		0	n/a	5,130,450	1,776,125		17,500	148,469	8,165,544
	2016	1,061,000		0	n/a	4,810,000	1,400,520		7,700	125,945	7,405,165

C.A. Lampo	2018	525,000		0	n/a	2,179,400	580,125		0	46,818	3,331,343
Senior Vice President & CFO	2017	475,000		0	n/a	1,754,000	370,500		5,300	38,866	2,643,666
	2016	450,000		0	n/a	1,332,000	270,000		2,400	30,317	2,084,717

L. Walter	2018	600,000		0	n/a	1,602,500	780,000		0	69,255	3,051,755
Senior Vice President	2017	580,000		0	n/a	1,280,420	603,200		80,800	52,928	2,597,348
	2016	560,000		0	n/a	1,198,800	364,000		41,500	49,901	2,214,201

W.J. Doherty	2018	475,000		0	n/a	1,602,500	571,188		n/a	50,041	2,698,729
Senior Vice President	2017	425,000		0	n/a	1,280,420	446,250		n/a	39,343	2,191,013

J.L.Gavelle	2018	387,506	(5)	0	n/a	1,602,500	400,058	(6)	n/a	0	2,390,064
Vice President

(1)
The amounts in this column reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 1—Summary of Significant Accounting Policies; Stock-Based Compensation and Note 5—Equity; Stock-Based Compensation; Stock Options to the Company's 2018 Annual Report on Form 10-K, except that rules of the SEC require that the amounts shown in this table and its footnotes exclude the impact of assumed forfeitures, if any, related to service based vesting conditions. The amounts in this column do not correspond to the actual value that may be recognized by the named executive officers when any such option awards are actually exercised.

(2)
The non-equity incentive plan compensation for 2018, 2017 and 2016 was paid in January 2019, 2018 and 2017, respectively.

(3)
In 2006, the Company amended its Pension Plan by freezing accruals effective December 31, 2006 for certain personnel below the age of 50 and/or with certain years of service with the Company. Simultaneously, the Company implemented employer contributions to the Amphenol 401(k) Plan and to a related non-qualified supplemental defined contribution plan, or DC SERP, for those same individuals. Beginning in 2007, Messrs. Norwitt, Lampo and Walter no longer accrue any additional benefits under the Pension Plan. Notwithstanding that their pension benefits were frozen effective December 31, 2006, the value of the frozen benefits fluctuates as related actuarial assumptions change. The changes in pension value in each case represent the increase and decrease, respectively, in the actuarial present value of their respective benefits under the Pension Plan. In 2018, there was a decrease in pension values for Messrs. Norwitt, Lampo and Walter of 14,100, 4,300 and 46,000, respectively, because of changes in actuarial assumptions in 2018 as compared to 2017. For years in which changes in actuarial assumptions result in a decrease in pension value, rather than report a negative number, a change of $0 is reported.

Employer contributions to the Company's 401(k) Plans and DC SERP are included as compensation under the "All Other Compensation" column. Mr. Doherty does not participate in the Pension Plan, but does participate in the Company's 401(k) Plans and DC SERP. Mr. Gavelle does not participate in any Company sponsored retirement plan.

(4)
"All Other Compensation" consists of the following:

Name	Year	Imputed Compensation for Group Life Insurance in Excess of $50,000 Net of Employee Payments ($)	Car & Driver ($)	401(k) Company Contribution ($)	DC SERP Company Contribution ($)	Total ($)

R.A. Norwitt	2018	3,510	20,044	14,000	131,556	169,110
	2017	3,510	20,283	13,500	111,176	148,469
	2016	3,510	18,400	13,250	90,785	125,945

C.A. Lampo	2018	1,793	0	14,000	31,025	46,818
	2017	1,616	0	13,500	23,750	38,866
	2016	1,523	0	13,250	15,544	30,317

L. Walter	2018	9,095	0	13,750	46,410	69,255
	2017	5,728	0	13,500	33,700	52,928
	2016	5,521	0	13,250	31,130	49,901

W. Doherty	2018	2,473	0	15,255	32,313	50,041
	2017	2,197	0	13,458	23,688	39,343

J.L.Gavelle	2018	0	0	0	0	0

(5)
Converted from Hong Kong dollars to US dollars using the average monthly exchange rates in 2018 on page 34.

(6)
Converted from Hong Kong dollars to US dollars using the average US dollar to Hong Kong dollar exchange rate of 0.1257 reported by Bloomberg in January 2019, the month in which the amount was paid.

Section 162(m) of the Internal Revenue Code

        The Tax Act was signed into law December 22, 2017. Prior to the Tax Act, Section 162(m) of the Internal Revenue Code generally limited the U.S. federal income tax deductibility of compensation in excess of $1 million paid in one year to a corporation's Chief Executive Officer and certain other executive officers. Compensation that qualified as "performance-based" under Section 162(m) of the Internal Revenue Code was exempt from this $1 million limitation. As part of the Tax Act, the ability to rely on this "qualified performance-based compensation" exception was eliminated, and the limitation on deductibility was generally expanded to include all named executive officers. Regardless of this significant change to U.S. tax policy, however, the Company does not intend to change its performance-based compensation philosophy.

Employment Agreements

        In conjunction with accepting each stock option award, all option award recipients, including each of the named executive officers, becomes party to a management stockholder's agreement with the Company which contemplates, among other things, that a terminated employee may be paid, at the Company's discretion, fifty percent of base salary in the form of salary continuation following his/her termination for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company.

        Pursuant to an employment letter agreement with the Company dated March 22, 1999, the Company has agreed that if Mr. Walter is terminated by the Company without cause, the Company is obligated to (i) pay him lump sum severance equal to 100% of the base compensation he received in the twelve-month period preceding his termination and (ii) relocate him to France if he so chooses.

        Except as set forth above, none of the named executive officers are parties to any employment agreements with the Company.

Stock Option Plans

        In May 2017, stockholders approved and the Company adopted the 2017 Stock Option Plan. While options remain outstanding under the 2009 Stock Purchase and Option Plan for Key Employees of Amphenol and Subsidiaries, as amended (the "2009 Option Plan"), no further options will be granted under the 2009 Option Plan. The 2009 Option Plan and the 2017 Option Plan are collectively referred to herein as the "Company's Option Plans". The Company's Option Plans provide for the granting of an option to purchase shares not intended or not qualifying as an incentive stock option as defined in Section 422 of the Internal Revenue Code.

        No options can be granted at less than the fair market value of the Company's Common Stock on the date of the grant. The Company is not able to grant any restricted stock awards, stock appreciation rights, dividend equivalent rights, performance units, performance shares or any other stock-based grants other than non-qualified options under the Company's Option Plans, and stockholder approval is required for any material amendments. Option awards vest in equal annual installments over a five-year period and have a ten-year term. In the event of a death or disability (as defined in the plans), assuming the minimum service requirements have been satisfied, a participant will immediately vest in all outstanding options. The Committee has discretion to allow continued vesting of unvested options following termination of employment due to retirement at age 65 or older with at least five years of employment with the Company or following termination of employment due to retirement at age 55 or older with at least ten years of employment with the Company. Vesting stops under most other termination situations.

        A total of 6,111,100 options were granted under the 2017 Option Plan in May 2018 at an exercise price of $87.98 to 678 employees of the Company including the named executive officers. An aggregate of 191,000 options at exercise prices ranging from $83.37 to $93.38 were also granted under the 2017 Option Plan at other times in 2018 to other employees. The 2017 Option Plan limits the number of options that may be granted to any one participant in any fiscal year to not more than 1,500,000 options, which may be doubled during the first fiscal year a participant commences employment with the Company and/or its subsidiaries.

        Of the 30,000,000 shares of Common Stock reserved for issuance pursuant to the 2017 Option Plan, 16,990,040 shares are available for future option grants as of April 1, 2019.

        The exercise prices of the 21,325,458 options outstanding as of April 1, 2019 under the 2009 Option Plan range from $16.01 to $64.86. The exercise prices of the 12,831,060 options outstanding as of April 1, 2019 under the 2017 Option Plan range from $72.90 to $93.38. On April 1, 2019, the market value per share of Common Stock was $97.81(determined by reference to the closing price listed on the New York Stock Exchange, Inc. Composite Tape.)

Repricing of Options/Granting of SARs

        During the last fiscal year, the Company did not reprice any options nor did it grant any SARs. The Company's Option Plans do not provide for the granting of SARs or any other stock-based grants.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2018

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)					Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Full Grant Date Fair Value ($)(2)
		Threshold ($)	Target ($)		Maximum ($)		Threshold #	Target #	Maximum #

R.A. Norwitt	1/31/18	0	1,412,500		2,825,500		n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/18/18	n/a	n/a		n/a		n/a	n/a	n/a	n/a	500,000	87.98	6,410,000

C.A. Lampo	1/31/18	0	341,250		682,500		n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/18/18	n/a	n/a		n/a		n/a	n/a	n/a	n/a	170,000	87.98	2,179,400

L. Walter	1/31/18	0	390,000		780,000		n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/18/18	n/a	n/a		n/a		n/a	n/a	n/a	n/a	125,000	87.98	1,602,500

W. Doherty	1/31/18	0	308,750		617,500		n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/18/18	n/a	n/a		n/a		n/a	n/a	n/a	n/a	125,000	87.98	1,602,500

J.L.Gavelle	1/31/18	0	194,064	(3)	388,128	(3)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	6/1/18	0	22,647	(3)	45,294	(3)	n/a	n/a	n/a	n/a	n/a	n/a	n/a
	5/18/18	n/a	n/a		n/a		n/a	n/a	n/a	n/a	125,000	87.98	1,602,500

(1)
The amounts in the columns under the title Estimated Possible Payouts Under Non-Equity Incentive Plan Awards reflect the possible payouts under the Company's 2018 Management Incentive Plan. The 2018 Management Incentive Plan is a single-year plan with a single-year performance measure that became final and effective when approved by the Company's Board of Directors in January 2018 and terminated December 31, 2018. This plan is described in more detail in Performance-Based Incentive Plans on page 27. Mr. Gavelle's target and maximum payouts were increased on June 1, 2018 in connection with an incentive plan target increase that occurred on that date due to his assuming oversight responsibility for our sensors group. The non-equity incentive plan compensation for 2018 for all plan participants including the named executive officers was paid in January 2019. Amounts actually paid to the named executive officers are indicated in the Summary Compensation Table on page 37.

(2)
The amounts in the column titled Full Grant Date Fair Value reflect the full grant date fair value of the option awards granted on May 18, 2018 calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 1—Summary of Significant Accounting Policies; Stock-Based Compensation and Note 5—Equity; Stock-Based Compensation; Stock Options to the Company's 2018 Annual Report on Form 10-K, except that rules of the SEC require that the amounts shown in this table and its footnotes exclude the impact of assumed forfeitures, if any, related to service based vesting conditions. The amounts reflected in this column do not correspond to the actual value that may be recognized by the named executive officers when these options are actually exercised.

(3)
The amounts were calculated using a budgeted US dollar to Hong Kong dollar exchange rate of 0.1278 as reported by Bloomberg on January 4, 2018.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR END

Name	Option Awards(1)						Stock Awards(2)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)

R.A. Norwitt	660,000	0		n/a	26.63	May 23, 2022	n/a	n/a	n/a	n/a
	560,000	0		n/a	39.00	May 22, 2023	n/a	n/a	n/a	n/a
	480,000	120,000	(3)	n/a	47.72	May 21, 2024	n/a	n/a	n/a	n/a
	360,000	240,000	(4)	n/a	57.97	May 20, 2025	n/a	n/a	n/a	n/a
	260,000	390,000	(5)	n/a	57.99	May 25, 2026	n/a	n/a	n/a	n/a
	117,000	468,000	(6)	n/a	72.90	May 18, 2027	n/a	n/a	n/a	n/a
	0	500,000	(7)	n/a	87.98	May 17, 2028	n/a	n/a	n/a	n/a

C.A. Lampo	21,000	0		n/a	26.74	May 25, 2021	n/a	n/a	n/a	n/a
	76,000	0		n/a	26.63	May 23, 2022	n/a	n/a	n/a	n/a
	66,000	0		n/a	39.00	May 22, 2023	n/a	n/a	n/a	n/a
	57,600	14,400	(3)	n/a	47.72	May 21, 2024	n/a	n/a	n/a	n/a
	90,000	60,000	(4)	n/a	57.97	May 20, 2025	n/a	n/a	n/a	n/a
	72,000	108,000	(5)	n/a	57.99	May 25, 2026	n/a	n/a	n/a	n/a
	40,000	160,000	(6)	n/a	72.90	May 18, 2027	n/a	n/a	n/a	n/a
	0	170,000	(7)	n/a	87.98	May 17, 2028	n/a	n/a	n/a	n/a

L. Walter	28,000	28,000	(3)	n/a	47.72	May 21, 2024	n/a	n/a	n/a	n/a
	84,000	56,000	(4)	n/a	57.97	May 20, 2025	n/a	n/a	n/a	n/a
	64,800	97,200	(5)	n/a	57.99	May 25, 2026	n/a	n/a	n/a	n/a
	29,200	116,800	(6)	n/a	72.90	May 18, 2027	n/a	n/a	n/a	n/a
	0	125,000	(7)	n/a	87.98	May 17, 2028	n/a	n/a	n/a	n/a

W. Doherty	0	10,400	(3)	n/a	47.72	May 21, 2024	n/a	n/a	n/a	n/a
	19,000	40,000	(4)	n/a	57.97	May 20, 2025	n/a	n/a	n/a	n/a
	60,800	91,200	(5)	n/a	57.99	May 25, 2026	n/a	n/a	n/a	n/a
	29,200	116,800	(6)	n/a	72.90	May 18, 2027	n/a	n/a	n/a	n/a
	0	125,000	(7)	n/a	87.98	May 17, 2028	n/a	n/a	n/a	n/a

J.L. Gavelle	16,000	16,000	(8)	n/a	48.58	Aug 3, 2024	n/a	n/a	n/a	n/a
	0	40,000	(4)	n/a	57.97	May 20, 2025	n/a	n/a	n/a	n/a
	50,800	91,200	(5)	n/a	57.99	May 25, 2026	n/a	n/a	n/a	n/a
	27,400	109,600	(6)	n/a	72.90	May 18, 2027	n/a	n/a	n/a	n/a
	0	125,000	(7)	n/a	87.98	May 17, 2028	n/a	n/a	n/a	n/a

(1)
All options currently outstanding vest at a rate of 20% per year over the first five years of the ten-year option term, subject to certain exceptions.

(2)
No stock awards are contemplated or provided for under the Company's stock option plans or any other employee plan administered by the Company.

(3)
Of this unvested portion of stock options, 100% is scheduled to vest on May 22, 2019.

(4)
Of this unvested portion of stock options, 50% is scheduled to vest on each of May 21, 2019 and May 21, 2020.

(5)
Of this unvested portion of stock options, 33% is scheduled to vest on each of May 26, 2019, May 26, 2020 and May 26, 2021.

(6)
Of this unvested portion of stock options, 25% is scheduled to vest on each of May 19, 2019, May 19, 2020, May 19, 2021 and May 19, 2022.

(7)
Of this unvested portion of stock options, 20% is scheduled to vest on each of May 18, 2019, May 18, 2020, May 18, 2021, May 18, 2022 and May 18, 2023.

(8)
Of this unvested portion of stock options, 100% is scheduled to vest on August 4, 2019.

 OPTION EXERCISES AND STOCK VESTED FOR THE 2018 FISCAL YEAR

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

R.A. Norwitt	590,000	39,912,525	n/a	n/a
C.A. Lampo	45,000	3,095,982	n/a	n/a
L. Walter	0	0	n/a	n/a
W. Doherty	35,200	1,572,163	n/a	n/a
J.L. Gavelle	30,000	1,077,517	n/a	n/a

PENSIONS AND DEFERRED COMPENSATION

Pension Plan

        Pension Plan Background.     Certain employees of the Company and its U.S. subsidiaries are eligible to participate in the Pension Plan for Employees of Amphenol Corporation, referred to as the Pension Plan, which is a defined benefit pension plan. Benefits are calculated based on the section of the Pension Plan in which an employee participates. The Company also sponsors a supplemental employee retirement plan (the "SERP") which provides for the payment of the portion of an annual pension which cannot be paid from the Pension Plan as a result of limitations contained in the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

        In 2006, the Company amended the Pension Plan by freezing accruals effective December 31, 2006 for personnel with less extensive service (referred to as the "non-grandfathered participants"). In connection with the freezing of accruals under the Pension Plan, beginning in 2007, the Company implemented employer contributions to the Amphenol 401(k) Plan and to a related non-qualified supplemental defined contribution plan for non-grandfathered participants. Grandfathered participants will continue to accrue incremental benefits under the Pension Plan and the SERP and will continue to be eligible to participate in the Amphenol 401(k) plan with no employer contributions.

        Messrs. Gavelle and Doherty do not participate in the Pension Plan or the SERP. The other named executive officers participate in the Pension Plan and the SERP as non-grandfathered participants. Non-employee directors do not participate in the Pension Plan, although Messrs. Loeffler and Jepsen and Ms. Reardon participated in the Pension Plan and the SERP during their prior employment with the Company.

        General Provisions of the Pension Plan.     The normal retirement date under the Pension Plan is the first day of the month following a participant's 65th birthday. A participant may also retire as of the first day of any month subsequent to the participant's 55th birthday and completion of either five or ten years of service, however, a participant's normal retirement benefit is reduced by as much as 50% if payment of retirement benefits commences upon early retirement. Retirement benefits are paid in the form of a life annuity (generally a reduced joint and survivor annuity for married participants). The Company has a policy that prohibits granting extra years of credited service under the Pension Plan.

        For the section of the Pension Plan in which Mr. Norwitt participated, the annual normal retirement benefit is equal to the greater of: (i) 1.1% of the participant's final average pensionable compensation multiplied by the participant's years of credited service or (ii) 1.8% of the participant's final average pensionable compensation multiplied by the participant's years of credited service not in excess of 25 (1% for years in excess of 25) reduced by 2% of the participant's estimated annual social security benefit multiplied by the participant's years of credited service not in excess of 30. Average pensionable compensation is equal to the participant's average annual total compensation, excluding bonuses and incentive plan payments, during the three years prior to the Pension Plan being frozen.

        For the section of the Pension Plan in which Messrs. Lampo and Walter participated, the annual normal retirement is equal to 2% of the participant's final average pensionable compensation multiplied by the participant's years of credited service not in excess of 25 less 2% of the participant's estimated annual social security benefit multiplied by the participant's years of credited service not in excess of 25. Average pensionable compensation is equal to the participant's average annual compensation, including bonuses and incentive payments, during the five years immediately prior to the Pension Plan being frozen.

        Mr. Walter's Retirement Benefit Assuming He Elects Early Retirement.     Mr. Walter meets the age and service requirements for early retirement under his section of the Pension Plan. If Mr. Walter were to have elected early retirement as of December 31, 2018, he could have elected to receive his accrued benefit starting at age 65 or a reduced benefit commencing as of his retirement date. The reduced benefit would be equal to the benefit that would otherwise be payable at his normal retirement date ($2,449 per month payable from the Pension Plan and $2,788 per month payable from the SERP), reduced by 1/180th for each of the first 60 months and by 1/360th for each of the months more than 60 by which Mr. Walter's hypothetical early retirement date precedes his normal retirement date (i.e. 65 months). Using this formula, Mr. Walter's early retirement benefit, if he had elected early retirement as of December 31, 2018, would have been $1,728 per month payable from the Pension Plan and $1,967 per month payable from the SERP.

Pension Benefits for the 2018 Fiscal Year

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

R.A. Norwitt(3)	Pension Plan for Employees of Amphenol Corporation	3.0	73,500	0

	Amphenol Corporation Supplemental Employee Retirement Plan	3.0	24,800	0

C. A. Lampo	Pension Plan for Employees of Amphenol Corporation	1.0	29,300	0

	Amphenol Corporation Supplemental Employee Retirement Plan	1.0	0	0

L. Walter(4)	Pension Plan for Employees of Amphenol Corporation	8.0	330,900	0

	Amphenol Corporation Supplemental Employee Retirement Plan	8.0	378,300	0

W. Doherty(5)	n/a	n/a	n/a	n/a

L. Gavelle(5)	n/a	n/a	n/a	n/a

(1)
Credited service was frozen as of December 31, 2006 for Messrs. Norwitt, Lampo and Walter.

(2)
Computed as of December 31, 2018, the same Pension Plan measurement date used for financial statement reporting purposes with respect to the Company's audited 2018 financial statements. Calculation of present value reflects FASB ASC Topic 715, "Compensation Retirement Benefits", disclosure assumptions described in Note 7—Benefit Plans and Other Postretirement Benefits to the Company's 2018 Annual Report on Form 10-K.

(3)
Although Mr. Norwitt had been employed with the Company or its subsidiaries for eight years as of December 31, 2006, when his credited service was frozen, he has only 3.0 years of credited service in the

  Pension Plan and the SERP. Prior to becoming directly employed by Amphenol Corporation and joining the Pension Plan and the SERP, Mr. Norwitt was employed by Amphenol East Asia Limited, a Hong Kong subsidiary of the Company.

(4)
Although Mr. Walter had been employed with the Company or its subsidiaries for approximately 23 years when his credited service was frozen, he has only 8.0 years of credited service in the Pension Plan and the SERP. Prior to becoming directly employed by Amphenol Corporation and joining the Pension Plan and the SERP, Mr. Walter was employed by Amphenol Socapex SAS, a French subsidiary of the Company.

(5)
Messrs. Gavelle and Doherty do not participate in the Pension Plan or the SERP.

        Pension Plan and 401(k) Plan.     Beginning on January 1, 2007, non-grandfathered participants in the Pension Plan, including Messrs. Norwitt, Lampo and Walter, and most employees who were not participants in the Pension Plan as of December 31, 2006, are provided a Company contribution to their Company qualified 401(k) savings plan (the "Amphenol 401(k) Plan") accounts equal to 2% of their covered earnings. No employee contribution is required for this 2% Company contribution. Covered earnings include base salary and incentive plan compensation. In addition, the Company matches 100% of the employee's first 3% contribution of their covered earnings to his or her Amphenol 401(k) Plan account, including the accounts of Messrs. Norwitt, Lampo and Walter. Mr. Doherty participates in the Amphenol (TCS) 401(k) Plan that matches 100% of up to 5% of his covered earnings to this plan. The Amphenol (TCS) 401(k) Plan was merged into the Amphenol 401(k) Plan as of November 1, 2018. Mr. Doherty's total employer contribution in 2018 as a participant in either plan is the same.

        Pursuant to both the Amphenol 401(k) Plan and the Amphenol (TCS) 401(k) Plan (collectively, the "Company's 401(k) Plans"), during the first four years of a participant's employment with the Company, the employer allocation vests 25% per year for each year of service. After four full years of employment with the Company, the employer allocation is fully vested historically and on a going forward basis. Each of Messrs. Norwitt, Lampo, Doherty and Walter are fully vested in all employer allocations.

        The Company also sponsors a non-qualified supplemental defined contribution plan (the "DC SERP") for selected non-grandfathered participants in the Company's 401(k) Plans. Each of our named executive officers except Mr. Gavelle participates in the DC SERP. Participants in the DC SERP are credited with a 5% employer allocation on compensation in excess of the limitations imposed by the Internal Revenue Code. Each named executive officer is also permitted to defer up to 5% of his estimated compensation in excess of the limitations imposed by the Internal Revenue Code to a DC SERP account. A participant may elect to defer base salary and non-equity incentive plan compensation under the DC SERP and a participant's election to defer compensation is made prior to the beginning of each year, and is binding for the applicable year. The participant concurrently selects the timing of the distribution of their deferred compensation. Distributions may occur upon termination of employment (which could include retirement, death or disability) or upon a specified future date while still employed (an "in-service distribution"), as elected by the participant. For the named executive officers, any distribution payable on account of termination of employment will not occur until after six months following termination of employment pursuant to Section 409A of the Internal Revenue Code. Compensation deferred by participants and any matching contributions made by the Company are credited to a bookkeeping account that represents the Company's unsecured obligation to repay the participant in the future.

Nonqualified Deferred Compensation for the 2018 Fiscal Year

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)

R.A. Norwitt	131,346	131,556	(124,198)	0	2,316,957
C.A. Lampo	23,500	31,025	(10,581)	0	206,230
L. Walter	0	46,410	(4,947)	0	117,586
W. Doherty	23,437	32,313	(6,531)	0	121,175
J.L. Gavelle(5)	0	0	0	0	0

(1)
This column also includes amounts credited in the first ten days of 2019 relating to the 2018 earnings and contributions by the executive.

(2)
The amounts in the column titled "Registrant Contributions in Last Fiscal Year" reflect the Company's allocation to the DC SERP for the benefit of Messrs. Norwitt, Lampo, Doherty and Walter for the 2018 fiscal year, and are included in the amounts in the table "All Other Compensation" under footnote (4) on page 38 and in the Summary Compensation Table on page 37. This column also includes amounts credited by the Company in the first ten days of 2019 relating to 2018 earnings and contributions of the executive.

(3)
The amounts in the column titled "Aggregate Earnings in Last Fiscal Year" reflect the notational earnings of Messrs. Norwitt, Lampo, Doherty and Walter in the DC SERP determined by tracking the increase in value in the bookkeeping account of the hypothetical investment options selected by each of Messrs. Norwitt, Lampo, Doherty and Walter for current year and prior year deferred and matching contributions. The notational earnings or losses in this column are not included in the Summary Compensation Table on page 37 because such notational earnings or losses relate to the increase or decrease in value of compensation the individual elected to defer and such increase or decrease is based on market rates that are determined by reference to mutual funds.

(4)
The amounts in the column titled "Aggregate Balance at Last Fiscal Year-End" reflect the notational amounts in each named executive officer's DC SERP as of the last day of the 2018 fiscal year. This column does not include amounts credited in the first ten days of 2018 relating to 2018 earnings and contributions by the executive or the Company. The following table indicates the portion of the Aggregate Balance that was reported as compensation as a DC SERP Company contribution reflected in the "All Other Compensation" column in the Summary Compensation Table in the Company's prior year proxy statements since the DC SERP was initiated in January 2007 or would have been reported had the executive been a named executive officer in those years. Any prior distributions have not been subtracted from the amounts below.

Name	Amounts That Were Reported As Compensation in Prior Year Proxy Statements ($)
R.A. Norwitt	746,967
C.A. Lampo	67,202
L. Walter	230,674
W. Doherty	41,870
J.L. Gavelle	0
(5)
Mr. Gavelle does not participate in the DC SERP.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        The amount of compensation that may be payable to each named executive officer upon voluntary termination, early retirement, normal retirement, involuntary not-for-cause termination, for-cause termination, termination following a change of control and in the event of disability or death of the executive is shown on the tables on pages 47-49. The amounts shown assume that such termination was effective as of December 31, 2018, and thus include amounts earned through such time and are estimates of the amounts which could have been paid out to the named executive officers in connection with their termination. The actual amounts to be paid out can only be determined in the event of and at the time of such executive's separation from the Company.

        Payments Made Upon Termination.     Regardless of the manner in which a named executive officer's employment is terminated, he or she is entitled to receive amounts earned during his or her term of employment. Such amounts might include:

  •
  unused vacation pay;

  •
  amounts accrued and vested through the Company's retirement plans;

  •
  statutory entitlements; and

  •
  non-equity incentive compensation relating to the fiscal year.

        Payments Made Upon Retirement.     The Board has the discretion to decide if options will continue to vest following normal retirement at age 65 with at least five years of employment with the Company or upon early retirement at or after age 55 with more than 10 years of employment with the Company. None of the named executive officers is currently eligible for normal retirement. Mr. Walter is eligible for early retirement with more than 10 years of employment with the Company.

        Payments Made Upon Involuntary Not for Cause Termination or Involuntary for Good Reason Termination.     In the event of involuntary not for cause termination or involuntary for good reason termination of any employee, including a named executive officer, in addition to the benefits which might be made as reflected under the heading Payments Made Upon Termination above, the Board has the discretion to decide if options that are not vested at the time of such termination shall vest and the terms of such vesting. The disclosure in the tables below for involuntary not for cause termination and involuntary for good reason termination assumes that the Board has exercised its discretion to continue vesting of all such options.

        Payments Made Upon a Change in Control.     Pursuant to the 2009 Option Plan, immediately prior to a change in control (as defined in the plan), all outstanding options held by any employee, including a named executive officer, immediately vest and become exercisable at the discretion of the Board. Pursuant to the 2017 Option Plan, the plan administrator (currently the Compensation Committee) has discretion to accelerate options upon a change in control (as defined in the plan). The disclosure in the tables below relating to change in control assumes that the Board has exercised its discretion to cause all shares to vest.

        Payments Made Upon Death or Disability.     In the event of the death or disability of any employee, including a named executive officer, in addition to the benefits which might be made as reflected under the heading Payments Made Upon Termination above, he or she may receive benefits and/or payments under the Company funded disability plan and/or group term life insurance plan, as appropriate. In the event of death or disability as defined in the Company's Option Plans, assuming the minimum service requirements have been satisfied, all outstanding options held by such individual will immediately vest. The disclosure in the tables below assumes that the minimum service requirements for all named executive officers have been satisfied.

         Health Care Benefits.     The Company does not currently offer any of the named executive officers any enhanced health care benefits on termination for any reason.

R. Adam Norwitt Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination\ Involuntary for Good Reason Termination ($)	For Cause Termination ($)	Change in Control ($)	Disability ($)	Death ($)

Severance payment	0	0	0	0	0	0	0	0
Incentive plan compensation(1)	2,401,250	2,401,250	2,401,250	2,401,250	0	2,401,250	2,401,250	2,401,250
Pay for covenant not to compete(2)	1,130,000	1,130,000	1,130,000	1,130,000	1,130,000	1,130,000	1,130,000	0
Company funded disability(3)	0	0	0	0	0	0	565,000	0
Vesting of stock options(4)	0	0	0	22,309,860	0	22,309,860	22,309,860	22,309,860

(1)
This is the amount actually paid to Mr. Norwitt in January 2019 pursuant to the 2018 Management Incentive Plan. Assuming a termination event as of December 31, 2018, this amount would only have been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following his/her termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Mr. Norwitt's base salary at December 31, 2018 was $1,130,000. Payments are made in the form of salary continuation.

(3)
The Company funds a short-term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $565,000 is based on Mr. Norwitt's base salary at December 31, 2018 and assumes the maximum possible amount is paid, i.e. 100% of base salary for a six-month period.

(4)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2018 based on the closing price of the Company's Common Stock on the NYSE of $81.02 on December 31, 2018.

Craig A. Lampo Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination\ Involuntary for Good Reason Termination ($)	For Cause Termination ($)	Change in Control ($)	Disability ($)	Death ($)

Severance payment	0	0	0	0	0	0	0	0
Incentive plan compensation(1)	580,125	580,125	580,125	580,125	0	580,125	580,125	580,125
Pay for covenant not to compete(2)	525,000	525,000	525,000	525,000	525,000	525,000	525,000	0
Company funded disability(3)	0	0	0	0	0	0	262,500	0
Vesting of stock options(4)	0	0	0	5,648,960	0	5,648,960	5,648,960	5,648,960

(1)
This is the amount actually paid to Mr. Lampo in January 2019 pursuant to the 2018 Management Incentive Plan. Assuming a termination event as of December 31, 2018, this amount would have only been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following his/her termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Mr. Lampo's base salary at December 31, 2018 was $525,000. Payments are made in the form of salary continuation.

(3)
The Company funds a short-term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $262,500 is based on Mr. Lampo's base salary at December 31, 2018 and assumes the maximum possible amount is paid, i.e., 100% of base salary for a six-month period.

(4)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2018 based on the closing price of the Company's Common Stock on the NYSE of $81.02 on December 31, 2018.

William J. Doherty Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination\ Involuntary for Good Reason Termination ($)	For Cause Termination ($)	Change in Control ($)	Disability ($)	Death ($)

Severance payment	0	0	0	0	0	0	0	0
Incentive plan compensation(1)	571,188	571,188	571,188	571,188	0	571,188	571,188	571,188
Pay for covenant not to compete(2)	475,000	475,000	475,000	475,000	475,000	475,000	475,000	0
Company funded disability(3)	0	0	0	0	0	0	237,500	0
Vesting of stock options(4)	0	0	0	4,317,072	0	4,317,072	4,317,072	4,317,072

(1)
This is the amount actually paid to Mr. Doherty in January 2019 pursuant to the 2018 Management Incentive Plan. Assuming a termination event as of December 31, 2018, this amount would have only been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following his/her termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Mr. Doherty's base salary at December 31, 2018 was $475,000. Payments are made in the form of salary continuation.

(3)
The Company funds a short-term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $237,500 is based on Mr. Doherty's base salary at December 31, 2018 and assumes the maximum possible amount is paid, i.e., 100% of base salary for a six-month period.

(4)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2018 based on the closing price of the Company's Common Stock on the NYSE of $81.02 on December 31, 2018.

Jean-Luc Gavelle Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination\ Involuntary for Good Reason Termination ($)	For Cause Termination ($)	Change in Control ($)	Disability ($)	Death ($)

Severance payment	0	0	0	0	0	0	0	0
Incentive plan compensation(1)	400,058	400,058	400,058	400,058	0	400,058	400,058	400,058
Pay for covenant not to compete(2)	388,432	388,432	388,432	388,432	388,432	388,432	388,432	0
Company funded disability	0	0	0	0	0	0	0	0
Vesting of stock options(3)	0	0	0	4,431,328	0	4,431,328	4,431,328	4,431,328

(1)
This is the amount actually paid to Mr. Gavelle in January 2019 pursuant to the 2018 Management Incentive Plan. Assuming a termination event as of December 31, 2018, this amount would have only been paid upon approval by the Compensation Committee.

(2)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following his/her termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Mr. Gavelle's base salary rate at December 31, 2018 using a US dollar to Hong Kong dollar rate of 0.1279 for December 2018 as reported by Bloomberg was $388,432. Payments are made in the form of salary continuation.

(3)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2018 based on the closing price of the Company's Common Stock on the NYSE of $81.02 on December 31, 2018.

Luc Walter Benefits and Payments upon Separation	Voluntary Termination ($)	Early Retirement ($)	Normal Retirement ($)	Involuntary Not For Cause Termination\ Involuntary for Good Reason Termination ($)	For Cause Termination ($)	Change in Control ($)	Disability ($)	Death ($)

Severance payment(1)	0	0	0	600,000	0	0	0	0
Relocations expenses(2)	0	0	0	250,000	0	0	0	0
Incentive plan compensation(3)	780,000	780,000	780,000	780,000	0	780,000	780,000	780,000
Pay for covenant not to compete(4)	600,000	600,000	600,000	600,000	600,000	600,000	600,000	0
Company funded disability(5)	0	0	0	0	0	0	300,000	0
Vesting of stock options(6)	0	5,410,132	5,410,132	5,410,132	0	5,410,132	5,410,132	5,410,132

(1)
Pursuant to his March 22, 1999 employment letter agreement with the Company, upon an involuntary not for cause termination, Mr. Walter would be entitled to a lump sum severance payment equal to base compensation paid in the last twelve months.

(2)
Pursuant to his March 22, 1999 employment letter agreement with the Company, upon an involuntary not for cause termination, the Company would be obligated to relocate Mr. Walter to France if he so chooses. The relocation expenses are estimated to be $250,000.

(3)
This is the amount actually paid to Mr. Walter in January 2019 pursuant to the 2018 Management Incentive Plan. Assuming a termination event as of December 31, 2018, this amount would have only been paid upon approval by the Compensation Committee.

(4)
Each of the named executive officers is a party to management stockholder's agreements with the Company which contemplate, among other things, that a terminated employee may be paid fifty percent of base salary following his/her termination, at the Company's discretion, for up to two years, in exchange for a firm undertaking from the terminated employee not to compete with the business of the Company. Mr. Walter's base salary at December 31, 2018 was $600,000. Payments are made in the form of salary continuation.

(5)
The Company funds a short-term disability benefit that provides salary continuation for up to six months for most of its U.S. salaried employees. The potential payout of $300,000 is based on Mr. Walter's base salary at December 31, 2018 and assumes the maximum possible amount is paid, i.e., 100% of base salary for a six-month period.

(6)
Upon the occurrence of certain triggering events, all unvested options may vest. The indicated amounts under all columns represent the net value (i.e., the excess of the fair market value of the stock minus the exercise price of an option) of all unvested options as of December 31, 2018 based on the closing price of the Company's Common Stock on the NYSE of $81.02 on December 31, 2018.

CEO PAY RATIO

        As required by Section 953(b) of the Dodd Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Norwitt, President and CEO (the "CEO").

        The Company is a vertically integrated manufacturer with extensive labor-intensive operations in numerous low-cost countries. As of December 31, 2018, we estimate that our employee population consisted of approximately 74,000 individuals globally, with a majority of those employees based in low cost countries. The Company's disclosed ratio may be higher relative to other companies which rely more heavily on outsourced production or otherwise source products and components from low cost countries without operating their own manufacturing facilities. We believe our compensation levels are competitive with prevailing wage rates in the local markets in which we operate.

        For 2018, our last completed fiscal year:

  •
  The annual total compensation of the employee identified at the median compensation level (the "Median Employee) of the Company, other than the CEO, was $13,197.

  •
  The annual total compensation of the employee identified at the median compensation level (the "Median US Employee") of the US based employees of the Company, other than the CEO, was $56,749.

  •
  The annual total compensation of the CEO for purposes of determining the CEO Pay Ratio was $10,110,360.

        Based on this information, for 2018, the ratio of the annual total compensation of the CEO to the annual total compensation of the Median Employee was estimated to be 766:1 and the ratio of the annual total compensation of the CEO to annual total compensation of the Median US Employee was estimated to be 178:1.

        The pay ratios above are reasonable estimates calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodologies described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Moreover, there are a number of factors which make a meaningful comparison of pay ratios difficult, such as industry specific pay differentials, the geographic location of employee populations and a company's manufacturing strategy (e.g., outsourcing versus insourcing).

        To identify the Median Employee, as well as to determine the annual total compensation of the Median Employee, the methodology and the material assumptions, adjustments and estimates that we used were as follows.

        In the fourth quarter of 2017, the Company completed a process of collecting surveys of compensation data from our global sites because the Company does not have a global Human Resources Information System ("HRIS"). The data provided statistical sampling of the average total compensation for direct labor, indirect labor, and salaried employees from 165 of our estimated 200 operating sites representing all regions globally. These data were sorted and it was determined that based on our representative survey, the Median Employee was a direct labor employee in one of our China plants with a total annual compensation of $12,179 (based on the average monthly US dollar to RMB exchange rate of 0.1481 in 2017 as reported by Bloomberg), including all compensation (determined in accordance with the summary compensation table rules).

        In 2018, the Company concluded that there were not any changes in the employee population or our compensation practices that would significantly affect our pay ratio disclosure and, consequently, that no change to the Median Employee as identified in our 2017 compensation analysis was warranted.

        The Median Employee's annual total compensation for 2018 was $13,197 (based on the average monthly US dollar to RMB exchange rate of 0.1514 in 2018 as reported by Bloomberg), including all compensation (determined in accordance with the summary compensation table rules).

        In addition, with respect to US-based employees, in 2018, the Company re-analyzed data directly from our HRIS in the United States which currently contains nearly all compensation information for employees of our Company and its subsidiaries in the United States. The Median US Employee for 2018 (excluding the CEO) was determined to have annual total compensation of $56,749 (determined in accordance with the summary compensation table rules).

        We elected to not exclude any of our employees from the calculation based on the 5% "De Minimis Exemption" adjustment as permitted under SEC rules.

 PROPOSAL 3. ADVISORY VOTE ON
COMPENSATION OF NAMED EXECUTIVE OFFICERS

        In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, the Board is asking stockholders to approve the following advisory resolution at the 2019 Annual Meeting:

  RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

        The Board recommends a vote FOR this resolution because it believes that the compensation policies and practices of the Company described in the Compensation Discussion and Analysis have been and continue to be effective in helping to achieve the Company's goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executive officers' long-term interests with those of the stockholders and motivating the executive officers to remain with the Company for long and productive careers.

        Stockholders are urged to read the Compensation Discussion and Analysis beginning on page 25 of this proxy statement, as well as the Summary Compensation Table and related compensation tables and narrative, appearing on pages 37 through 50 which provide detailed information on the Company's compensation policies and practices and the compensation of the Company's named executive officers.

        This advisory resolution, commonly referred to as a "say-on-pay" resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when evaluating the Company's executive compensation program on an ongoing basis. The Board favors a policy of providing for annual say-on-pay advisory votes. It is anticipated the next say-on-pay advisory vote will occur at the Company's 2020 Annual Meeting of Stockholders.

        At the 2018 Annual Meeting of Stockholders, the Company's stockholders overwhelmingly approved the "say-on-pay" proposal with more than 94% of the shares voted being cast in favor of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE ADVISORY
RESOLUTION ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        The Company has adopted a written policy for the review and approval of transactions and arrangements between the Company and the Company's current directors, director nominees, current executive officers, greater than five percent stockholders, and their immediate family members. All transactions, regardless of amount, are required to be reported to and reviewed by the General Counsel of the Company who is required to report the results of his review to the Board or independent Directors, as appropriate. Following this review, the Board would determine whether any such transaction is in, or not inconsistent with, the best interests of the Company and its stockholders, taking into consideration whether any such transaction is on terms no less favorable to the Company than those available with unrelated third parties and the related person's interest in the transaction. As required under the rules of the SEC, transactions that are determined to be directly or indirectly material to the Company or a related person must be disclosed in the Company's proxy statement.

        A brother of Luc Walter, Senior Vice President of the Company, is employed at a foreign subsidiary of the Company. In 2018, Mr. Walter's brother received total compensation of less than $175,000, including salary, bonus/incentive plan compensation and stock options. This amount is consistent with the compensation and benefits provided to other employees with equivalent qualifications, experience and responsibilities at the Company and its subsidiaries. This employment relationship was reviewed and ratified in accordance with the Company's policy.

        No other related party transactions were identified during or subsequent to 2018 where the amount involved exceeded $120,000. As such, there are no other transactions to be reported in this proxy statement.

PROHIBITION ON SHORT SALES, TRANSACTIONS IN
DERIVATIVE SECURITIES AND HEDGING

        The Company has a written policy prohibiting officers and directors from engaging in (i) short sales of the Company's securities, (ii) transactions in puts, calls or other derivative securities involving the Company's securities, (iii) hedging transactions involving the Company's securities entered into after the date the policy was implemented (October 2017), (iv) purchases of the Company's securities on margin (other than a cashless exercise of stock options under the Company's equity plans), and (v) any pledges of the Company's securities to secure margin or other loans entered into after the date the policy was implemented.

INVESTOR OUTREACH

        Amphenol regularly engages with key stockholders to discuss, among other items, governance issues to ensure that management and the Board understand and address issues that are important to the Company's stockholders. Through these engagements the Company has obtained valuable feedback. For example, in 2016, the Board adopted an amendment to the Company's By-Laws that, among other things, implemented "proxy access", which, subject to the requirements of the By-Laws, permits any stockholder or group of up to 20 stockholders that beneficially owns at least 3% of the Company's outstanding Common Stock continuously for three years to nominate candidates for election to the Board and to require the Company to list such nominees in the Company's proxy statement. In prior years, the Company has taken a variety of other significant actions in response to investor feedback, such as lowering the threshold to call special meetings of stockholders from 50% to 25%, declassifying the Board and providing for the annual election of directors, allowing stockholders to act by written consent and eliminating supermajority voting requirements in the Company's Articles of Incorporation and By-Laws.

        The Company has also continued to engage key stockholders to discuss other important topics, such as compensation practices and programs.

 ENVIRONMENTAL, SOCIAL AND GOVERNANCE (ESG)

        We are dedicated to building true, long-term value for our customers, employees and shareholders. At the core of this commitment is our focus on ensuring the long-term sustainability of our business. We strongly believe that sustainable business practices are at the core of ensuring the Company's success and longevity. In order to enhance the sustainability of our business, we have made significant investments in the systems used to manage and track our progress. These investments will allow us to better capture and convey the efforts already in place throughout the Company. Ultimately, we believe that focusing on sustainability is simply good business.

        Energy.     Energy use and its relationship to climate change are important areas of focus for us. We strive to improve our own carbon footprint while also manufacturing products that enable our customers to reduce their own energy use. We have also made meaningful investments in renewable energy, including re-purposing our legacy manufacturing plant in Sidney, NY into a utility-scale solar farm. This solar farm will provide enough energy to power more than 800 homes.

        Anti-Human Trafficking and Slavery.     As stated in our Code of Business Conduct and Ethics policy, we have zero tolerance for human trafficking and slavery. Additionally, we are a member of the Responsible Business Alliance (RBA) and adhere to the RBA's Code of Conduct, which prohibits the use of forced, bonded, and indentured labor and involuntary prison labor. We have also made a commitment to deploy a Supplier Code of Conduct throughout our supply chain and to improve our data collection capabilities through the implementation of enabling software.

        Ethics.     We strive to conduct business in an ethical way everywhere around the world. Our Code of Business Conduct and Ethics policy is a core document that our global management team reviews and re-commits to each year. This is further supported by a robust ethics and compliance program, including an independent internal audit function, as well as a whistleblower and investigation process with a strict policy prohibiting retaliation.

        Employees.     Our employees are our most valuable asset and core to how we conduct business. The Company's culture is based on a deep-rooted philosophy of accountability which provides our management teams the tools to do their jobs and the authority and sense of ownership to do them effectively. Amphenol continues to invest in our people and strives to always ensure that they work in an ethical and highly rewarding environment. The safety of our people is also critical, and we work together in a culture of mutual protection where worker safety is always a top priority. The depth and stability of our global workforce continues to be the core asset of Amphenol.

        We recognize that sustainability practices require transparency and accountability and we intend to publish an updated Sustainability Report in 2019. Thereafter, we intend to update our Sustainability Report on an annual basis. Our current Sustainability Report is available on our website. Please visit https://www.amphenol.com/about/sustainability for more information.

STOCKHOLDER PROPOSALS

        Any stockholder wishing to include a proposal in the Company's proxy statement for the 2020 annual meeting in accordance with Rule 14a-8 of the Exchange Act must submit their proposal in writing by mail to the Secretary of the Company at Amphenol Corporation, 358 Hall Avenue, Wallingford, Connecticut 06492, Attention: Secretary no later than the close of business on December 19, 2019. Stockholder proposals that are sent to any other person or location or by any other means may not be received in a timely manner. In order to avoid controversy, stockholders should submit their proposals by means that permit them to prove the date of delivery. Any stockholder proposal received by the Secretary of the Company after the date specified will not be included in the Company's proxy statement for the 2020 annual meeting. Further, all proposals submitted for inclusion in the Company's proxy statement for the 2020 annual meeting must comply with all of the requirements of Rule 14a-8 of the Exchange Act.

        Stockholders of the Company are also entitled by the Company's By-Laws to bring business before the Annual Meeting, including matters not specified in the notice of meeting (other than proposals submitted for inclusion in the Company's proxy material pursuant to Rule 14a-8 of the Exchange Act), by giving timely notice in writing by mail to the Secretary of the Company at Amphenol Corporation, 358 Hall Avenue, Wallingford, Connecticut 06492, Attention: Secretary. To be timely, notice must be delivered not less than 60 days nor more than 90 days prior to the annual meeting, provided however, if less than 70 days' notice or prior public disclosure of the date of the meeting has been given or made to stockholders, notice of the stockholder's proposal must be received in writing by mail by the Secretary of the Company no later than the tenth day following the mailing of this proxy statement. Such a notice must also conform to the requirements of the Company's By-Laws, which stipulate that the proposal must include (i) a description of the business to be brought before the meeting, (ii) the reasons for conducting such business at the annual meeting, (iii) the name and record address of the stockholder together with the number of shares beneficially owned and (iv) a description of any material interest of the stockholder in such business.

        In addition, the Company's By-Laws provide a proxy access right permitting stockholders who have beneficially owned 3% or more of the Company's Common Stock continuously for at least 3 years to submit director nominations via the Company's proxy materials for up to 20% of the directors then serving. Notice of proxy access director nominations for the 2020 annual meeting must be delivered in writing by mail to the Secretary of the Company at Amphenol Corporation, 358 Hall Avenue, Wallingford, CT 06492, Attention: Secretary, no earlier than November 19, 2019 and no later than the close of business on December 19, 2019. In addition, the notice must set forth the information required by the Company's By-Laws with respect to each proxy access director nomination that a stockholder intends to present at the 2020 annual meeting.

        A stockholder has given the Company notice of the intent to introduce the following proposal for consideration and action by the stockholders at the Annual Meeting. The stockholder proposal may contain assertions about the Company and its directors that the Company believes are incorrect. The Board has not attempted to refute all assertions and the Company has not corrected any errors in the stockholder proposal.

        The Company will provide the name, address and share ownership of the stockholder proponent upon request.

PROPOSAL 4. STOCKHOLDER PROPOSAL FOR SPECIAL
SHAREHOLDER MEETING IMPROVEMENT

Proposal 4—Special Shareholder Meeting Improvement

        Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 10% of our outstanding common stock the power to call a special shareowner meeting (or the closest percentage to 10% according to state law). This proposal does not impact our board's current power to call a special meeting.

        Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. This proposal topic won more than 70%-support at Edwards Lifesciences (sponsored by a Cheveddden (sic) shareholder) and SunEdison in 2013. This 70%-support would have been higher if all shareholders had access to independent proxy voting advice.

        Stockholder proposals such as this have taken a leadership role in improving the governance rules of our company. After receiving shareholder proposals Amphenol eliminated 80% shareholder vote requirements (2012), adopted a rudimentary right for shareholders to call for a special meeting (2014) and adopted a limited version of proxy access for shareholder-nominated director candidates (2016).

        Amphenol shareholders currently do not have the full right to call a special meeting that is available under Delaware law. A shareholder ability to call a special meeting would put shareholders in a better position to ask for improvement in our board of directors.

        For instance, our Board of Directors had 4 members who were not fully independent. There were 2 inside directors—Diana Reardon and Richard Adam Norwitt plus 2 inside-related directors—Edward Jepsen and Martin Hans Loeffler. Plus Mr. Loeffler had 30-years long-tenure. And John Lord, Ronald Badie and Stanley Clark each had more than 13-years long-tenure. Long-tenure can seriously erode the independence of directors to the disadvantage of shareholders.

        Each of our 3 most important Board committees was packed with directors with long-tenure except one member on each committee did not have long-tenure.

        A stock buyback plan of up to $1 Billion was announced in 2017. Stock buybacks can be a sign of short-termism for executives—sometimes boosting share price without boosting the underlying value, profitability, or ingenuity of the company. A dollar spent repurchasing a share is a dollar that cannot be spent on new equipment, an acquisition, entry into a new market or anything else. In spite of the stock buyback plan Amphenol stock had not gone up in value in the year leading up to the due date for this proposal.

Please vote yes:

Special Shareholder Meeting Improvement—Proposal 4

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4

        The Board has carefully considered this proposal and believes that it is not in the best interests of stockholders in light of Amphenol's existing special meeting right, which allows stockholders who own at least 25% of our capital stock to call a special meeting of stockholders (the "Existing Special Meeting Right"). The 25% special meeting ownership threshold is consistent with the predominant market practice. Moreover, at our 2018 annual meeting of stockholders, our stockholders overwhelmingly defeated a proposal nearly identical to the current proposal. Consequently, the Board UNANIMOUSLY recommends a vote AGAINST this proposal for the following reasons.

A 25% ownership threshold provides a procedural safeguard against abuse, corporate waste and activist investors with short-term goals and is consistent with overwhelming market practice.

        Amphenol's Existing Special Meeting Right strikes the appropriate balance between ensuring that stockholders have the ability to call a special meeting of stockholders to act on extraordinary and urgent matters, while at the same time protecting against a misuse of this right by a small number of stockholders whose interests may not be aligned with the remaining 90% of our stockholders.

        Failure to aggregate sufficient stock ownership to reach the 25% ownership threshold is a strong indicator that a sufficient interest among the majority of stockholders does not exist to call a special meeting. Lowering this threshold risks giving a small group of stockholders a disproportionate amount of influence over the Company's affairs.

        Convening a special meeting of stockholders imposes significant costs, both administrative and operational. The Board, management and employees must devote a significant amount of time and attention preparing for such meetings, which distracts them from their primary focus of maximizing long-term financial returns for stockholders and operating our business in the best interest of stockholders. In addition, with each special meeting of stockholders, we must incur significant expenses in order to prepare the disclosures required for such meetings, print and distribute materials, solicit proxies and tabulate votes. As a result, special meetings of stockholders should be limited to circumstances where a substantial number of stockholders believe a matter is sufficiently urgent or extraordinary to justify calling a special meeting.

        Amphenol's Existing Special Meeting Right also serves as a protective mechanism against activist investors with short-term goals. Event-driven hedge funds or other activists may pursue a special meeting of stockholders with the goal of being disruptive to our business or to propose issues that prioritize their own short-term exit strategies over the long-term interests of the vast majority of our stockholders. A 25% special meeting threshold ensures that a special meeting of stockholders may only be called by a stockholder or group of stockholders with a substantial stake in our Company. The Existing Special Meeting Right appropriately safeguards stockholder interests and prevents corporate waste, while at the same time ensuring that stockholders have the ability to call special meetings when appropriate.

        Moreover, a 25% special meeting ownership threshold is the overwhelming market practice. Within the S&P 500, 303 companies afford stockholders the right to call a special meeting of stockholders. Of those companies, 37% have a 25% ownership threshold for allowing stockholders to call a special meeting, while only 18% have adopted a 10% ownership threshold.

The Existing Special Meeting Right already provides our stockholders with a meaningful right to call a special meeting.

        The 25% ownership threshold included in Amphenol's Existing Special Meeting Right already provides our stockholders with a meaningful right to call a special meeting of stockholders. Based on our current stockholder base, our top two stockholders hold an approximate 24.8% ownership and therefore they could act together with almost any other meaningful stockholder to call a special meeting. Either of those stockholders could also satisfy the 25% ownership threshold by partnering with other large stockholders to call a special meeting with more advocates. If stockholders holding just 10% of our capital stock had the ability to call a special meeting, then either of our two largest stockholders could act alone to call a special meeting. This could lead to disproportionate influence over our business by a small number of stockholders.

The Existing Special Meeting Right reflects the input of many of Amphenol's stockholders, who previously rejected a special meeting right with a 10% ownership threshold.

        At our 2013 annual meeting of stockholders, our stockholders defeated a proposal nearly identical to the current proposal, which sought to give holders of 10% of our capital stock the power to call a special meeting of stockholders. In response to the failure of that proposal, we engaged with many of our stockholders to discuss, among other items, the ability of our stockholders to call a special meeting. After careful consideration and in response to stockholder feedback, the Board amended the By-Laws in 2014 in order to lower the threshold of the Company's voting power required to call a special meeting of stockholders from 50% to 25%, creating the Existing Special Meeting Right. Most recently, at our 2018 annual meeting of stockholders, our stockholders once again overwhelmingly defeated a proposal nearly identical to the current proposal, which sought to give holders of 10% of our capital stock the power to call a special meeting of stockholders.

We are committed to regular stockholder engagement and strong and effective corporate governance policies that provide sufficient avenues for stockholders to meaningfully engage in Company affairs.

        Amphenol regularly engages with key stockholders to discuss, among other items, governance issues to ensure that management and the Board understand and address issues that are important to the Company's stockholders. Our existing governance policies provide stockholders with numerous avenues to address and discuss our business and governance policies with the Board, and demonstrate our responsiveness and willingness to engage with stockholders and provide them with a meaningful voice.

        Based on stockholder feedback over the past years, the Board has approved amendments to the Company's By-Laws that, among other things:

  •
  adopted "proxy access;"

  •
  implemented the Existing Special Meeting Right;

  •
  declassified the Board and provided for annual election of directors;

  •
  allowed stockholders to act by written consent; and

  •
  eliminated the supermajority voting requirements in the Company's Articles of Incorporation and By-Laws.

These corporate governance policies provide our stockholders with many opportunities to be heard and to engage directly with the Board.

        We believe our Board of Directors functions most effectively when comprised of a diverse set of members, including a healthy mix of short-, mid- and long-serving members. To that end, the Board is committed to a policy of regular refreshment. During the last 24 months, we have added three new independent members to our Board. We also note that one of our long-serving directors retired in 2016 and two of our current directors are retiring at the 2019 annual meeting.

        In light of the existing opportunities for stockholder engagement, including the Existing Special Meeting Right, the Board believes that the adoption of this proposal will not make a meaningful difference in our stockholders' ability to engage with the Board or influence Amphenol's business or governance policies.

        For the above reasons, the Board has determined that it is not in the best interests of Amphenol or its stockholders to adopt this proposal. Doing so is unnecessary in light of Amphenol's Existing Special Meeting Right, which allows stockholders who own at least 25% of our capital stock to call a special meeting of stockholders.

        For these reasons, the Board UNANIMOUSLY urges stockholders to vote AGAINST the proposal to decrease the stockholder threshold to call a special meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

        A stockholder has given the Company notice of the intent to introduce the following proposal for consideration and action by the stockholders at the Annual Meeting. The stockholder proposal may contain assertions about the Company that the Company believes are incorrect. The Board has not attempted to refute all assertions and the Company has not corrected any errors in the stockholder proposal.

        The Company will provide the name, address and share ownership of the stockholder proponent upon request.

PROPOSAL 5. STOCKHOLDER PROPOSAL FOR RECRUITMENT
AND FORCED LABOR REPORT

Proposal 5—Recruitment and Forced Labor Proposal

        RESOLVED.    Shareholders request the Board of Directors to report, at reasonable cost and omitting proprietary information, on the Company's process for identifying and analyzing potential and actual human rights risks of its operations and supply chain.

        SUPPORTING STATEMENT.    In developing the report, the Company could consider:

  •
  Human rights principles used to frame the assessment

  •
  Frequency of assessment

  •
  Methodology used to track and measure performance on forced labor risks, and

  •
  How results of the assessment are incorporated into company policies and decision making.

        WHEREAS, an estimated 16 million people(3) are trapped in conditions of forced labor in extended private sector supply chains, generating over $150 billion in profits for illegal labor recruiters and employers through underpayment of wages.(4)

        Migrant workers globally are prime targets for exploitation(5) including discrimination, retaliation, debt bondage, illegal wage deductions, and confiscated or restricted access to personal documents that limits workers' freedom of movement and leads to forced labor and human trafficking.

        According to KnowTheChain, most electronic brands source at least some components from Malaysia. A 2014 study by Verité found that nearly a third of migrant workers in Malaysia's electronics sector are in situations of forced labor; risks to migrant workers in Malaysia have also been highlighted by the U.S. State Department and the International Labor Organization. The State Department also lists China as a country where electronics may be produced using forced labor.

        Raw materials used in electronics products—including tin, tungsten, tantalum and gold—may be produced with forced labor.(6)

        According to the UN Guiding Principles on Business and Human Rights, companies have the corporate responsibility to respect human rights within their operations and supply chains. Any company directly or indirectly employing migrant workers must have a policy that assesses if workers are being recruited into debt bondage, forced labor and, ultimately, slavery. The State of California and the United Kingdom passed laws requiring companies to report on their actions to eradicate human trafficking and slavery.

        While Amphenol's policies supplier code prohibits forced labor, KnowTheChain's 2018 Benchmarking Report on Forced Labor in the /CT Sector gave the company an overall score of only 9 out of 100. According to KnowTheChain, Amphenol is also not compliant with either the UK Modern Slavery Act or the California Transparency in Supply Chain Act.

        Given the company's lack of risk mitigation and disclosure, investors have insufficient information to gauge if the company is sufficiently addressing this serious risk to the company and to workers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5

        The Board has carefully considered this proposal and, for the reasons described below, believes that issuing a report in the form contemplated by the proposal is duplicative and not in the best interests of Amphenol or its stockholders. Amphenol has a zero-tolerance policy for human trafficking and slavery and believes it is in compliance with all relevant legislation, including the California Transparency in Supply Chains Act of 2010, the U.K. Modern Slavery Act of 2015 and relevant provisions of the U.S. Federal

(3)
https://www.ilo.org/wcmsp5/groups/public/—dgreports/—dcomm/documents/publication/wcms_S75479.pdf

(4)
http://www.ilo.org/wcmsp5/groups/public/—ed_norm/—declaration/documents/publication/wcms_243391.pdf

(5)
https://www.ilo.org/global/topics/fair-recruitment/lang—en/index.htm

(6)
Ibid., p. 16.

Acquisition Regulations. The Board believes that currently available reports and disclosures reflect Amphenol's commitment to preventing human rights risks and violations in its operations and supply chain. Accordingly, Amphenol believes that the proposal would result in an unnecessary misallocation of the Company's resources. Consequently, the Board UNANIMOUSLY recommends a vote AGAINST this proposal for the following reasons.

Amphenol is committed to protecting human rights in its operations and eliminating the potential for human trafficking and slavery of any form in its supply chain.

        Amphenol is committed to conducting business in a lawful and ethical manner, both in its own operations and through engagement with suppliers that are committed to the same principles. Amphenol's Code of Business Conduct and Ethics (the "Code") articulates its standards for integrity and respect for customers, coworkers and third-parties alike. The Code strictly prohibits human trafficking and slavery in all of Amphenol's operations and in those of subcontractors, suppliers and agents in Amphenol's global supply chain. The Code is available on the Company's website at www.amphenol.com by clicking on "Governance Documents" at the bottom of the page under "About Amphenol", and then "Code of Business Conduct and Ethics". In addition, Amphenol's Anti-Human Trafficking and Slavery Statement can be found at www.amphenol.com at the bottom of the page under "About Amphenol."

        Amphenol has a zero-tolerance policy for human trafficking and slavery, and the Board regularly considers Amphenol's policies and practices related to these issues in order to ensure greater responsibility and accountability in Amphenol's supply chain. In addition to requiring both internal and external compliance with the Code, Amphenol seeks to minimize the potential for human trafficking and slavery in its supply chain by:

  •
  establishing a Supplier Code of Conduct to ensure that suppliers are acting in a manner consistent with Amphenol's standards;

  •
  evaluating supplier compliance with Amphenol's standards for anti-human trafficking and slavery in the supply chain; and

  •
  conducting on-going training regarding the Code.

        Amphenol has high expectations of its raw materials and component suppliers and takes great responsibility in ensuring that the suppliers it deals with around the world exhibit the highest ethical standards and quality. Amphenol recognizes that unethical mining practices may contribute to funding the armed conflict and human rights abuses in the Democratic Republic of Congo and nearby countries. As a result, Amphenol employs a strict policy against dealing with unethical suppliers or using unethically sourced raw materials or components in manufacturing its products.

        In support of initiatives to cut financing for the armed conflict and human rights abuses centered around unethical mining, and in compliance with the regulations applicable to publicly traded companies, Amphenol has implemented the following practices:

  •
  performed a comprehensive analysis of its product components to confirm with reasonable certainty that the gold, tantalum, tin and tungsten purchased from suppliers and used in its products are not derived from conflict regions;

  •
  maintained, as necessary and appropriate, records of supplier verifications for both internal and/or external audits;

  •
  assigned internal roles and responsibilities and provided appropriate staff training to manage these programs and practices; and

  •
  communicated these efforts, as necessary and appropriate, to stakeholders.

Amphenol is an active member of the Responsible Business Alliance, the largest industry coalition dedicated to promoting corporate social responsibility and sustainability in global supply chains.

        Amphenol has been an active member of the Responsible Business Alliance ("RBA") since 2016, as well as a member of its Responsible Minerals Initiative. The RBA, formerly the Electronic Industry Citizenship Coalition, is the world's largest industry coalition dedicated to corporate social responsibility in global supply chains. As a member, Amphenol is committed to, and held accountable for, abiding by the RBA Code of Conduct across its supply chain, which, among other things, prohibits the use of forced, bonded and indentured labor as well as involuntary prison labor. As a member, Amphenol is also subject to independent third-party audits to help form more objective views of the Company's performance, and to ensure the Company's current policies are up-to-date. Amphenol is also subject to frequent audits on behalf of its customers.

Preparing a human rights risk assessment report as suggested in the proposal would be largely duplicative of information already available, in addition to being both expensive and time consuming.

        The report requested by the proposal would be duplicative of reports already published by Amphenol. Amphenol's Anti-Human Trafficking and Slavery Statement describes the Company's efforts to address the issues of slavery and human trafficking in our supply chains. This statement contains the information required by the California Transparency in Supply Chains Act of 2010, the U.K. Modern Slavery Act of 2015 and provisions of the U.S. Federal Acquisition Regulations, which are the most significant legislative efforts to prevent forced labor and human trafficking in industry supply chains. The Anti-Human Trafficking and Slavery Statement is available on the Company's website at www.amphenol.com at the bottom of the page under "About Amphenol" by clicking on "Anti-Human Trafficking and Slavery Statement".

        To further ensure Amphenol's policy against dealing with unethical suppliers or using unethically sourced materials in manufacturing its products, Amphenol annually issues a Conflict Minerals Report, which outlines the Company's conflict minerals philosophy and the actions it is taking to ensure the use of ethical mining practices in its supply chain. The Conflict Minerals Report is available on the Company's website at www.amphenol.com by clicking on "Sustainability" at the bottom of the page under "About Amphenol", and then "Conflict Minerals".

        In addition, Amphenol has published a Sustainability Report, which outlines the Company's commitment to sustainability-related issues, including, among other things, human rights and fair labor practices. The Sustainability Report is available on the Company's website at www.amphenol.com by clicking on "Sustainability" at the bottom of the page under "About Amphenol", and then "Sustainability Report". The Company intends to issue an updated Sustainability Report by the end of the third quarter of 2019, and annually thereafter.

        Thus, because the Anti-Human Trafficking and Slavery Statement, the Conflict Minerals Report and the Sustainability Report are already available on the Company's website and contain the information requested by the proposal, the proposal is duplicative and unnecessary.

        Further, preparing a separate formal report on this topic would require significant costs, both in dollars and employee time, which would outweigh any potential benefits of such a report. The Board does not believe that it is in the best interests of Amphenol or its stockholders to expend significant time, resources and energy to develop a separate report which lacks a tangible return for stockholders, and that management should instead focus on efforts toward increasing stockholder value, including developing and improving on its own efforts to assess and combat human rights risks.

        For these reasons, the Board UNANIMOUSLY urges stockholders to vote AGAINST the proposal to issue a report assessing human rights risks in Amphenol's operations and supply chain.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5.

GENERAL AND OTHER MATTERS

        At the date of this proxy statement, the Company knows of no business that will be brought before the 2019 Annual Meeting of Stockholders other than the matters set forth above. However, if any further business properly comes before the Annual Meeting or any adjournments thereof, the persons named as proxies in the accompanying proxy will vote them in accordance with their discretion and judgment on such matters.

        The Company has herewith and/or heretofore provided each stockholder whose proxy is being solicited hereby, a copy of the Company's 2018 Annual Report, including financial statements. Written requests for additional copies should be directed to: Controller, Amphenol Corporation, 358 Hall Avenue, Wallingford, Connecticut 06492. The Company's 2018 Annual Report, including financial statements, is also available from the Company's website at www.amphenol.com by clicking on "Investors", then "Financial Information" and then "Annual Reports".

        If you need directions to attend the Annual Meeting and vote in person, please call 203-265-8606.

PLEASE DATE AND SIGN THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED
REPLY ENVELOPE ON WHICH NO POSTAGE NEED BE AFFIXED IF MAILED
IN THE UNITED STATES.

By Order of the Board of Directors,
Lance E. D'Amico
Senior Vice President, Secretary and General Counsel

April 17, 2019

CORPORATION

                      Notice of Annual Meeting
                      and
                      Proxy Statement

                      Annual Meeting of Stockholders, May 22, 2019

                      IMPORTANT: Your proxy is enclosed. Please fill in, date, sign and return your proxy promptly in the enclosed stamped envelope whether or not you plan to be present at the meeting. You may still vote in person if you attend the meeting.

                      Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 22, 2019: The Proxy Statement and Annual Report to Stockholders for the fiscal year ended December 31, 2018 are available at www.edocumentview.com/APH.

MMMMMMMMMMMM Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Nine Directors: For Against Abstain For Against Abstain For Against Abstain 01 - Stanley L. Clark 04 - Edward G. Jepsen 07 - R. Adam Norwitt 02 - John D. Craig 05 - Robert A. Livingston 08 - Diana G. Reardon 03 - David P. Falck 06 - Martin H. Loeffler 09 - Anne Clarke Wolff The Board of Directors recommends a vote AGAINST Proposals 4 and 5. ForAgainst Abstain For Against Abstain 2. Ratification of Deloitte & Touche LLP as independent accountants of the Company 4. Stockholder Proposal: Special Shareholder Meeting Improvement 3. Advisory vote to approve compensation of named executive officers 5. Stockholder Proposal: Recruitment and Forced Labor Proposal NOTE: SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 4 0 6 8 5 8 031ROD MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 2019 Annual Meeting Proxy Card

q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Notice of 2019 Annual Meeting of Stockholders Proxy Solicited by Board of Directors for Annual Meeting — May 22, 2019 The undersigned, revoking previous proxies as relating to these shares, hereby acknowledges receipt of the Notice of 2019 Annual Meeting and Proxy Statement dated April 17, 2019 in connection with the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 11:00 a.m. on May 22, 2019 at the World Headquarters of the Company, 358 Hall Avenue, Wallingford, Connecticut 06492 and hereby appoints R. Adam Norwitt, Craig A. Lampo and Lance E. D'Amico, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Class A Common Stock of AMPHENOL CORPORATION (the “Company”) registered in the name provided herein which the undersigned is entitled to vote at the Annual Meeting, and at any postponements or adjournments thereof, with all the powers the undersigned would have if personally present, including discretionary authority to vote on any matters properly presented for consideration at the Annual Meeting. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy Statement. SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes. (Items to be voted appear on reverse side) AMPHENOL CORPORATION